IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re CAPMARK FINANCIAL GROUP INC., et al., Debtors.	: : : : : : : :	Chapter 11 Case No. 09-13684 (CSS) Jointly Administered
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SECOND AMENDED JOINT PLAN OF CAPMARK FINANCIAL
GROUP INC. AND CERTAIN AFFILIATED PROPONENT
DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DEWEY & LEBOEUF LLP	RICHARDS, LAYTON & FINGER, P.A.
1301 Avenue of the Americas	One Rodney Square
New York, New York 10019	920 North King Street
Tel: 212.259.8000	Wilmington, Delaware 19801
Tel: 302.651.7700

Co-Attorneys for the Debtors	Co-Attorneys for the Debtors
and Debtors in Possession	and Debtors in Possession

Dated:  July 8, 2011

SECOND AMENDED JOINT PLAN OF CAPMARK FINANCIAL
GROUP INC. AND CERTAIN AFFILIATED PROPONENT
DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

INTRODUCTION

Of the forty-six Capmark Debtors that commenced Chapter 11 Cases under the Bankruptcy Code, fourteen are Proponent Debtors of this proposed joint chapter 11 Plan under section 1121(a) of the Bankruptcy Code.1  The remaining thirty-two Non-Proponent Debtors are not proponents of the Plan and filed a motion on May 17, 2011, to dismiss their Chapter 11 Cases on or before the Effective Date.2  Reference is made to the Disclosure Statement filed contemporaneously with the Plan for a discussion of, among other things, the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.

Although styled as a “joint plan,” the Plan does not seek the substantive consolidation of the Proponent Debtors’ Estates.  The Plan shall consist of fourteen separate chapter 11 plans – one Plan for each of the Proponent Debtors that will emerge as a reorganized entity.  Any reference herein to the “Plan” shall be a reference to the separate Plan of each Proponent Debtor, as the context requires.  The votes to accept or reject a Plan by holders of Claims against a particular Proponent Debtor shall be tabulated as votes to accept or reject such Proponent Debtor’s separate Plan.  Distributions under a Proponent Debtor’s Plan will be made to the holders of Claims in the Classes identified in such Plan, based upon the asset values in that Proponent Debtor’s Estate.

1     The following fourteen Debtors (with the last four (4) digits of each such Debtor’s federal tax identification number) are Proponent Debtors of the joint Plan:  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania, 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

2     The following thirty-two Debtors (with the last four (4) digits of each such Debtor’s federal tax identification number) are Non-Proponent Debtors and filed a motion to dismiss their Chapter 11 Cases:  Broadway Street Georgia I, LLC (9740); Broadway Street XVI, L.P. (7725); Broadway Street XVIII, L.P. (9799); Paramount Managing Member IX, LLC (5452); Paramount Managing Member XI, LLC (5455); Paramount Managing Member XV, LLC (4192); Paramount Managing Member AMBAC II, LLC (3934); Paramount Managing Member AMBAC III, LLC (3999); Paramount Managing Member AMBAC IV, LLC (0117); Paramount Managing Member AMBAC V, LLC (3366); Paramount Managing Member LLC (0184); Paramount Managing Member II, LLC (7457); Paramount Managing Member III, LLC (0196); Paramount Managing Member IV, LLC (0199); Paramount Managing Member V, LLC (0201); Paramount Managing Member VI, LLC (5857); Paramount Managing Member VII, LLC (5855); Paramount Managing Member VIII, LLC (5854); Paramount Managing Member XII, LLC (5457); Paramount Managing Member XVIII, LLC (3087); Paramount Managing Member XIV, LLC (4194); Paramount Managing Member XVI, LLC (4186); Paramount Northeastern Managing Member, LLC (3086); Paramount Managing Member XXIII, LLC (4754); Paramount Managing Member XXIV, LLC (3615); Paramount Managing Member 30, LLC (6824); Paramount Managing Member 31, LLC (6826); Paramount Managing Member 33, LLC (6831); Broadway Street California, L.P. (7722); Broadway Street 2001, L.P. (0187); Broadway Street XV, L.P. (7730); and Capmark Managing Member 4.5 LLC (8979).  On July 5, 2011, the Bankruptcy Court issued an Order dismissing the Chapter 11 Cases of Broadway Street Georgia I, LLC, Broadway Street XVI, L.P., Broadway Street XVIII, L.P., Paramount Managing Member IX, LLC, Paramount Managing Member XI, LLC, and Paramount Managing Member XV, LLC, and adjourned consideration of the motion to dismiss the Chapter 11 Cases of the remaining Non-Proponent Debtors.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT ANY PROPONENT DEBTOR’S PLAN.

ARTICLE I

DEFINITIONS

1.1         Scope of Defined Terms.  For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to such terms in Section 1.2 of the Plan.  Unless the context otherwise requires, any capitalized term used and not defined in the Plan, but that is defined in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code.

1.2         Definitions.

1.2.1                Ad Hoc Unsecured Lender Group means certain Entities identified in Exhibit 1.2.1 that hold (or are investment managers or advisors to Entities that hold) Claims against CFGI and the Guarantor Debtors under the Unsecured Bridge Loan and Senior Unsecured Credit Facility in the aggregate amount of $1.5 billion or more.

1.2.2                Ad Hoc Unsecured Lender Group Fees means the reasonable fees and expenses incurred by professionals in representing the Ad Hoc Unsecured Lender Group, but excluding any attorneys’ fees and costs incurred by individual members of such Group.

1.2.3                Administrative Expense Claim means any Claim constituting a cost or expense of administration of any of the Estates under sections 503(b) and 507(a)(1) of the Bankruptcy Code during the period up to and including the Effective Date, including, without limitation, any actual and necessary costs and expenses of preserving an Estate, any actual and necessary costs and expenses of operating the business of a Debtor in Possession, any indebtedness or obligations incurred or assumed by a Debtor in Possession in connection with the conduct of its businesses, and any Claim for compensation and reimbursement of expenses arising during the period from and after the respective Commencement Dates and prior to the Effective Date to the extent Allowed by Final Order of the Bankruptcy Court under sections 328, 330, 331, or 503(b) of the Bankruptcy Code or otherwise in accordance with the provisions of the Plan, whether fixed before or after the Effective Date, and any fees or charges assessed against an Estate pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

1.2.4                AD means Affordable Debtor.

1.2.5                AD Class means a Class of Claims or Equity Interests included within an AD Plan.

1.2.6                AD Plan means a Plan proposed by an Affordable Debtor.

1.2.7                Affiliate means (i) any Entity that is an “affiliate” of any of the Proponent Debtors pursuant to the meaning set forth in section 101(2) of the Bankruptcy Code or (ii) any other Entity that is owned or controlled, directly or indirectly, by one or more Proponent Debtors or other Affiliates.

1.2.8                Affiliate Intercompany Claim means a Claim of a Non-Proponent Debtor or a non-debtor Affiliate against a Proponent Debtor.

1.2.9                Affordable Debtors means CAP and CAEI, as applicable.

1.2.10              Agent means Citibank, N.A., as administrative agent under the Senior Unsecured Credit Facility, and Citicorp North America, Inc. as administrative agent under the Unsecured Bridge Loan, as applicable.

1.2.11              Agent Claims means the Claims for reasonable fees and expenses, including attorneys’ fees, incurred by the Agent during the Chapter 11 Cases.

1.2.12              Allocable Distribution Value means a value calculated on any Distribution Date with respect to the holder of an Allowed General Unsecured Claim or a Debtor Intercompany Claim against a Proponent Debtor, by multiplying such holder’s Pro Rata Share by the Distributable Value of such Proponent Debtor; provided, however, that such holder’s Allocable Distribution Value shall be recalculated at each Distribution Date subsequent to the Effective Date to the extent necessary to reflect changes in such holder’s Pro Rata Share resulting from the disallowance of General Unsecured Claims since the preceding Distribution Date.

1.2.13              Allowed means, with reference to any Claim against a Proponent Debtor, (i) any Claim that has been listed by a Proponent Debtor in its Schedules, as such Schedules may be amended by a Proponent Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any Claim expressly allowed by a provision in the Plan, (iii) any timely filed Claim that is not disputed or as to which no objection to allowance has been timely interposed in accordance with Section 6.1(b) hereof or such other period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (iv) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or (v) any Claim that, if disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder; and provided further that unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date, unless such interest is expressly provided for in the Plan or by the Bankruptcy Code; and provided further, that “Allowed Claim” shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code.

1.2.14              Ballot means the form distributed to each holder of an Impaired Claim that is entitled to vote to accept or reject a Proponent Debtor’s Plan, which form is to be completed by the holder to cast its vote in respect of the Plan.

1.2.15              Bankruptcy Code means title 11 of the United States Code, as now in affect or as hereafter amended, as applicable to the Chapter 11 Cases.

1.2.16              Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other court having subject matter jurisdiction over the Chapter 11 Cases.

1.2.17              Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court, as amended from time to time and as applicable to the Chapter 11 Cases.

1.2.18              Bar Date means the dates, as applicable, established by the Bankruptcy Court as the last date for filing proofs of Claim against the Debtors.

1.2.19              Board of Directors means each Board of Directors of the Proponent Debtors or Reorganized Debtors, as they may exist from time to time.

1.2.20              Business Day means a day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.2.21              CAEHI means Capmark Affordable Equity Holdings Inc., one of the Proponent Debtors.

1.2.22              CAEI means Capmark Affordable Equity Inc., one of the Proponent Debtors.

1.2.23              CAP means Capmark Affordable Properties Inc., one of the Proponent Debtors.

1.2.24              Capmark means CFGI and its Affiliates.

1.2.25              Capmark Bank means Capmark Bank, a non-debtor subsidiary of CFGI and FDIC-insured deposit taking institution headquartered in Midvale, Utah.

1.2.26              Cash means the lawful currency of the United States of America.

1.2.27              Cash Distribution means the Cash to be distributed by the Disbursing Agent to holders of Allowed General Unsecured Claims and to the Disputed Claims Reserve in respect of Disputed General Unsecured Claims that may become Allowed General Unsecured Claims (i) on the Effective Date, in the aggregate amount of $900 million or (ii) on any subsequent Distribution Date, in the aggregate amount of the Cash that has been released from the Disputed Claims Reserve as a result of the disallowance of Disputed General Unsecured Claims.

1.2.28              Cash Distribution Account means an interest bearing account to be administered by the Disbursing Agent and into which the Cash Distribution will be deposited on or before the Effective Date, and on or before each subsequent Distribution Date to the extent Cash has been released from the Disputed Claims Reserve as a result of the disallowance of Disputed General Unsecured Claims.

1.2.29              CCI means Capmark Capital Inc., one of the Proponent Debtors.

1.2.30              CEII means Commercial Equity Investments Inc., one of the Proponent Debtors.

1.2.31              CFGI means Capmark Financial Group Inc., one of the Proponent Debtors.

1.2.32              CFI means Capmark Finance Inc., one of the Proponent Debtors.

1.2.33              Chapter 11 Cases means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors, styled In re Capmark Financial Group Inc., et al., Chapter 11 Case No. 09-13684 (CSS) (Jointly Administered), currently pending before the Bankruptcy Court.

1.2.34              CILP means Capmark Investments LP, one of the Proponent Debtors.

1.2.35              Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against a Proponent Debtor, whether or not asserted, whether or not the facts of or legal bases therefor are known or unknown, and specifically including, without express or implied limitation, any rights under sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, any claim of a derivative nature, any potential or unmatured contract claims, and any other contingent claim.

1.2.36              Class means a category of Claims or Equity Interests set forth in Article III of the Plan.

1.2.37              Collateral means any property or interest in property of any Estate subject to an unavoidable Lien to secure the payment or performance of a Claim.

1.2.38              Commencement Date means, with respect to each of the Debtors (other than CILP and Protech C), October 25, 2009; and for CILP, January 15, 2010, and for Protech C, July 29, 2010; in each case, the date on which such Debtor’s Chapter 11 Case was commenced.

1.2.39              Committee means the statutory committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.2.40              Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

1.2.41              Confirmation Hearing means the hearing to consider confirmation of the Plan in accordance with the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.2.42              Confirmation Order means the order(s) of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

1.2.43              Convenience Claim means an Allowed General Unsecured Claim (i) in the amount of $25,000 or less, or (ii) in an amount greater than $25,000, but as to which Claim the holder elects on a Ballot to reduce such Claim to an Allowed Claim of $25,000 to qualify for treatment as a Convenience Claim.

1.2.44              Creditor means any Entity holding a Claim.

1.2.45              CREO means Capmark REO Holding LLC, one of the Proponent Debtors.

1.2.46              Crystal Ball means Crystal Ball Holding of Bermuda Limited, a non-debtor Affiliate of the Debtors.

1.2.47              Crystal Ball Pro Rata Shares means the percentages to be applied to the Cash payments made under the Crystal Ball Settlement Agreement, allocated as follows: (i) 57.115% to the Agent under the Senior Unsecured Credit Facility for further distribution to the holders of Claims under the Senior Unsecured Credit Facility (excluding Claims under the Japanese Credit Facility); (ii) 3.406% to the Agent under the Unsecured Bridge Loan for further distribution to the holders of Claims under the Unsecured Bridge Loan; (iii) 5.553% to the Agent under the Senior Unsecured Credit Facility for further distribution to the holders of Claims under the Japanese Unsecured Guaranty; (iv)  9.252% to the Indenture Trustee for further distribution to the holders of Claims under the Senior Unsecured Floating Rate Notes; (v)  17.417% to the Indenture Trustee for further distribution to the holders of Claims under the Senior Unsecured 5.875% Notes; and (vi) 7.257% to the Indenture Trustee for further distribution to the holders of Claims under the Senior Unsecured 6.300% Notes, or as such percentages may be amended to reflect the actual pro rata percentages after each of the Claims herein has been fixed in its Allowed amount; provided, however, in the event any of the Unsecured Loans or Unsecured Notes is paid in full, payments to such Unsecured Loan or Unsecured Note will immediately cease and the foregoing allocation shall be adjusted to permit future payments pursuant to the Crystal Ball Settlement Agreement to be distributed pro rata among the remaining Unsecured Loans and Unsecured Notes in proportion to each Unsecured Loan’s or Unsecured Note’s share of the total remaining outstanding debt owing under all remaining Unsecured Loans and Unsecured Notes.

1.2.48              Crystal Ball Settlement Agreement means the agreement executed by (i) CFGI, (ii) Crystal Ball, (iii) CFI, (iv) CILP and (v) Capmark Management plc concerning the distribution of Cash payments received by Crystal Ball and its subsidiaries, as described in Section 4.10 of the Plan and as set forth in such agreement, a copy of which shall be included in the Plan Supplement.

1.2.49              Debtor Intercompany Claim means a prepetition unsecured Claim by a Proponent Debtor against another Proponent Debtor; each such Claim shall be deemed an Allowed Claim in the amount set forth on Exhibit 1.2.49 to the Plan, which amount shall be derived from the applicable Proponent Debtor’s books and records.

1.2.50              Debtors means, collectively, the Proponent Debtors and the Non-Proponent Debtors.

1.2.51              Debtors in Possession means the Debtors in their capacity as debtors in possession pursuant to sections 1101(1), 1107(a), and 1108 of the Bankruptcy Code.

1.2.52              Disallowed Claim means a Claim that is disallowed in its entirety by an order of the Bankruptcy Court or another court of competent jurisdiction, as the case may be.

1.2.53              Disbursing Agent means Wilmington Trust FSB, acting in its capacity as disbursing agent pursuant to Section 5.4(e) of the Plan, or such other nationally recognized financial trust institution designated by CFGI or Reorganized CFGI and acceptable to the Committee and Ad Hoc Unsecured Lender Group,.

1.2.54              Disclosure Statement means the disclosure statement for the Plan approved by the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code.

1.2.55              Disputed Claim means a Claim that is not an Allowed Claim nor a Disallowed Claim, and is any Claim, proof of which was filed, or an Administrative Expense Claim or other unclassified Claim, which is the subject of a dispute under the Plan or as to which Claim a Proponent Debtor has interposed a timely objection and/or a request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 or other applicable law, which dispute, objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim, proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed.

1.2.56              Disputed Claim Reserve means a reserve established and maintained under the Plan in a segregated, interest bearing account into which the Disbursing Agent will deposit sufficient (i) Cash (including Cash to pay holders of Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Non-Tax Priority Claims and Disputed General Unsecured Claims), (ii) Reorganized CFGI Debt Securities and (iii) Reorganized CFGI Common Stock, to make Distributions to all holders of Disputed Claims in accordance with the provisions of the Plan, to the extent such Disputed Claims become Allowed Claims, as described in Article VI of the Plan.

1.2.57              Disregarded Entity means an Entity that is disregarded as an Entity separate from its owner for U.S. federal income tax purposes (as determined under Treasury Regulations section 301.7701-3).

1.2.58              Distributable Value means, as to a Proponent Debtor, the value of assets available to holders of General Unsecured Claims and Debtor Intercompany Claims, including the recovery on Debtor Intercompany Claim receivables held by a particular Debtor, after reduction for Distributions made to holders of Administrative Expense Claims (including postpetition Debtor Intercompany Claims), Priority Tax Claims, Non-Tax Priority Claims, Secured Claims and Convenience Class Claims.

1.2.59              Distribution means any dividend or payment of Cash, or disbursement of Reorganized CFGI Debt Securities, Reorganized CFGI Common Stock, made by the Disbursing Agent to the holder of an Allowed Claim on account of such Allowed Claim pursuant to the terms and provisions of the Plan.

1.2.60              Distribution Date means the Effective Date or as soon thereafter as is reasonably practicable, and each June 30 and December 31 thereafter (to the extent necessary to distribute Cash, Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock released from the Disputed Claims Reserve as a result of the disallowance of Disputed General Unsecured Claims); provided however, that if the aggregate value of the Distribution to be made on any such date is less than $2,000,000, such Distribution may, at the discretion of Reorganized CFGI, be withheld for Distribution on the next Distribution Date; and provided further, however, that if such Distribution (i) is to be made to the holder of a newly Allowed Claim, as a result of resolving a dispute over such Claim or (ii) is the final Distribution to be made under the Plan, such minimum Distribution limitation shall not apply, and the Disbursing Agent shall make the Distribution notwithstanding that the aggregate value of the Distribution may be less than $2,000,000.

1.2.61              Distribution Record Date means, other than with respect to the Unsecured Notes that will be canceled pursuant to Section 4.9 of the Plan, the record date for purposes of making Distributions under the Plan, which date shall be two Business Days after the Confirmation Date, or such other date as may be set forth in the Confirmation Order.

1.2.62              District Court means the United States District Court for the District of Delaware.

1.2.63              DTC means the Depository Trust Company.

1.2.64              Effective Date means a Business Day selected by the Proponent Debtors that is on or after the date by which the conditions precedent to the effectiveness of the Plan specified in Section 10.1 of the Plan have been satisfied or waived, in accordance with Section 10.2 of the Plan.

1.2.65              Encumbrance means, with respect to any asset, a mortgage, Lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

1.2.66              Entity means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a governmental unit or any subdivision thereof, including, without limitation, the United States Trustee, or any other entity.

1.2.67              Equity Interest means any equity interest or proxy related thereto, direct or indirect, in any of the Proponent Debtors represented by duly authorized, validly issued and outstanding shares of preferred stock or common stock, stock appreciation rights, membership interests, partnership interests, or any other instrument evidencing a present ownership interest, direct or indirect, inchoate or otherwise, in any of the Proponent Debtors, or right to convert into such an equity interest or acquire any equity interest of the Proponent Debtors, whether or not transferable, or an option, warrant or right, contractual or otherwise, to acquire any such interest, which was in existence prior to or on the Commencement Date; provided, however, for the avoidance of doubt, the term “Equity Interest” shall not include or pertain to any new equity interest issued pursuant to the Plan.

1.2.68              Estate means the estate of each Proponent Debtor as created under section 541 of the Bankruptcy Code.

1.2.69              FDIC means the Federal Deposit Insurance Corporation.

1.2.70              Final Order means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for re-argument or rehearing shall then be pending; or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Reorganized Debtors.

1.2.71              GAAP means generally accepted accounting principles, established by the Federal Accounting Standards Advisory Board.

1.2.72              GD means Guarantor Debtor.

1.2.73              GD Class means a Class of Claims or Equity Interests included within a GD Plan.

1.2.74              GD Plan means a Plan proposed by a Guarantor Debtor.

1.2.75              GE Settlement Agreement means the settlement agreement executed by (i) CAP, (ii) DLE Investors, L.P., and (iii) DCT, Inc. concerning the transfer of assets and releases relating to a fund within the Debtors’ low-income housing tax credit business, as described in the Disclosure Statement and as set forth in such agreement, a copy of which shall be included in the Plan Supplement.

1.2.76              General Unsecured Claim means any Claim against one or more of the Proponent Debtors, including without limitation (a) any Claim arising from the rejection of an executory contract or unexpired lease under section 365 of the Bankruptcy Code; (b) any portion of a Claim that is not a Secured Claim (i.e., a deficiency claim); (c) any Claim arising from the provision of goods or services to the Proponent Debtors prior to the Commencement Date, including the Claims of commercial trade creditors that are not Administrative Claims under section 503(b)(9) of the Bankruptcy Code, (d) Claims arising under the Unsecured Notes, (e) Claims arising under the Unsecured Loans, and (f) Claims arising under the Japanese Unsecured Guaranty.  Unless otherwise specifically provided in an applicable provision of this Plan, General Unsecured Claims shall not include (i) Administrative Expense Claims, (ii) Priority Tax Claims, (iii) Non-Tax Priority Claims, (iv) Convenience Claims, (v) Debtor Intercompany Claims, (vi) Affiliate Intercompany Claims, or (vii) Secured Claims.

1.2.77              Goldman Lenders means, collectively, Goldman Sachs Credit Partners L.P., Goldman Sachs Canada Credit Partners Co., Goldman Sachs Mortgage Company, and Goldman Sachs Lending Partners LLC.

1.2.78              Governance Documents means any certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, partnership agreement, or any other formation and organizational documents of the Proponent Debtors in effect as of the Commencement Date, as amended in accordance with Sections 4.4 and 8.2 of the Plan.

1.2.79              Guarantor Debtors means CAEHI; CEII; CCI; NLA; CFI; CILP; MIL; CREO; SCV and SJM.

1.2.80              Impaired means impaired within the definition of section 1124 of the Bankruptcy Code.

1.2.81              Indenture Trustees means (i) Deutsche Bank Trust Company Americas as indenture trustee, and Wilmington Trust FSB as successor indenture trustee, under the indentures governing the Unsecured Notes; and (ii) Law Debenture Trust Company of New York, as trustee under the indenture governing the Junior Unsecured Subordinated Debentures.

1.2.82              Indenture Trustee Claims means the Claims for reasonable fees and expenses, including attorneys fees, incurred by the Indenture Trustees during the Chapter 11 Cases.

1.2.83              Investment Company Act means the Investment Company Act of 1940, 15 U.S.C. § 80a et seq., as the same may be amended from time to time.

1.2.84              Japanese Borrowers means collectively non-debtors Capmark Japan KK, and Capmark Funding Japan KK, each a Japanese kabushiki kaisha.

1.2.85              Japanese Credit Facility means the Yen based currency revolver loan and term loan sub-facilities issued to the Japanese Borrowers under the Senior Unsecured Credit Facility.

1.2.86              Japanese Settlement means the settlement, approved by order of the Bankruptcy Court dated February 11, 2011, providing for, among other things, the global compromise and settlement of the Claims against CFGI, the Guarantor Debtors, and the Japanese Borrowers arising under the Japanese Credit Facility, and CFGI’s and the Guarantor Debtors’ claims against the Japanese Borrowers, and including the agreement therein establishing the Allowed amount of the General Unsecured Claims against CFGI and the Guarantor Debtors under the Japanese Unsecured Guaranty.

1.2.87              Japanese Unsecured Guaranty means collectively, CFGI’s unsecured guarantee of the obligations of the Japanese Borrowers to the lenders under the Japanese Credit Facility and the Guarantor Debtors’ unsecured guarantees of the obligations of CFGI under its guarantee relating to the Japanese Credit Facility.

1.2.88              Junior Unsecured Subordinated Debenture Guaranty means that certain trust guaranty agreement for the benefit of the holders of the Junior Unsecured Subordinated Debentures, dated as of March 23, 2006, between CFGI as Guarantor, and Law Debenture Trust Company of New York, as trustee under the March 23, 2006, indenture governing such debentures, which guaranty obligation is contractually subordinated in priority of payment to all CFGI General Unsecured Claims and CFGI Debtor Intercompany Claims.

1.2.89              Junior Unsecured Subordinated Debentures means the approximately $250 million of junior unsecured subordinated debentures bearing interest at an annual rate equal to three-month LIBOR plus an applicable margin, issued pursuant to an indenture, dated March 23, 2006, between and among CFGI, as issuer, Capmark Trust, Law Debenture Trust Company of New York, as trustee under such indenture, and Deutsche Bank Trust Company Americas, as agent, and having an outstanding principal balance of $266,359,591, inclusive of principal and interest, which debentures, by the terms of the indenture governing them, are contractually subordinated in priority of payment to Claims arising under the Unsecured Loans, Unsecured Notes, and to such other CFGI General Unsecured Claims as are entitled to priority in payment under such contractual subordination.

1.2.90              Lien means any charge against or interest in Collateral to secure payment of a debt or performance of an obligation.

1.2.91              LIBOR means a rate per annum equal to the offered rate for deposits in dollars for a period  of (i) 3 months, as to the LIBOR rate for the Reorganized CFGI Debt Securities referenced in Exhibit 1.2.109 of the Plan, or (ii) 1 year, as to a note issued in payment of a Priority Tax Claim, as referenced in Section 2.3 of the Plan  which appears on Telerate page 3750 as of 11:00 A.M. (London time) two Business Days prior to the first day of such interest period.  “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for dollar deposits).

1.2.92              Livermore Agreements means the (i) Amended and Restated Agreement of Limited Partnership for Livermore Senior Living Associates, LP; (ii) the Amended and Restated Joint Project Development Agreement, and (iii) Amended and Restated Operating Agreement of Livermore Senior Housing Associates, LLC, each such agreement entered into as of November 1, 2002, by and among Protech C; Callahan Livermore Senior Housing, LP and BT Livermore Associates, L.P.

1.2.93              MIL means Mortgage Investments, LLC, one of the Proponent Debtors.

1.2.94              NLA means Net Lease Acquisition LLC, one of the Proponent Debtors.

1.2.95              Non-Proponent Debtor means, collectively, the Debtors listed in footnote 2 of the Plan.

1.2.96              Non-Tax Priority Claim means any Claim against a Proponent Debtor or its Estate, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment in accordance with sections 507(a)(3), (4), (5), (6), or (7) of the Bankruptcy Code, but only to the extent entitled to such priority.

1.2.97              Plan means each and all of the chapter 11 plans of the Proponent Debtors, collectively, as set forth in this Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code and, where specified herein as to each of the Proponent Debtors, the chapter 11 plan of such Proponent Debtor, including, without limitation, all exhibits and schedules annexed hereto and the Plan Documents, as the same may be amended, modified, or supplemented from time to time in accordance with the terms and provisions hereof.

1.2.98              Plan Documents means all documents, attachments, schedules, and exhibits related to the Plan, including, without limitation, the documents contained in the Plan Supplement.

1.2.99              Plan Supplement means the supplement to the Plan containing the exhibits and schedules to the Plan that are not served with the approved Disclosure Statement upon holders of Claims and Equity Interests in connection with the solicitation of votes to accept or reject the Plan.

1.2.100            Plan Support Agreement means the agreement entered into among CFGI, the Guarantor Debtors, and the Ad Hoc Unsecured Lender Group, to be effective upon approval of the Disclosure Statement, setting forth the terms of the Ad Hoc Unsecured Lender Group’s agreement to support confirmation of the Plan and CFGI’s agreement to pay the Ad Hoc Unsecured Lender Group Fees.

1.2.101            Preserved Rights means, collectively, any and all rights, claims, causes of action, defenses, and counterclaims of or accruing to the Proponent Debtors or their Estates, as preserved in Section 4.11 of the Plan.

1.2.102            Priority Tax Claim means any Claim of a governmental unit against a Proponent Debtor entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.2.103            Proponent Debtors means, collectively, the Debtors listed in footnote 1 of the Plan.

1.2.104            Proportionate Enterprise Share means on any Distribution Date, with respect to the holder of an Allowed General Unsecured Claim against a Proponent Debtor, the percentage represented by a fraction (i) the numerator of which shall be such holder’s Allocable Distribution Value, and (ii) the denominator of which shall be the aggregate of the Allocable Distribution Values of all holders of General Unsecured Claims against all Proponent Debtors, which percentage shall be applied against (a) the Cash Distribution, (b) the aggregate amount of each tranche of the Reorganized CFGI Debt Securities, and (c) the aggregate number of the shares of Reorganized CFGI Common Stock, to be distributed under the Plan to holders of General Unsecured Claims; provided, however, that the Allocable Distribution Values deemed received by a Proponent Debtor in respect of Debtor Intercompany Claims held by such Proponent Debtor shall be taken into account for purposes of calculating the Proportionate Enterprise Share allocable to the holder of an Allowed General Unsecured Claim against such Proponent Debtor.

1.2.105            Pro Rata Share means, at any Distribution Date, with respect to the holder of an Allowed General Unsecured Claim or Allowed Debtor Intercompany Claim against a Proponent Debtor, the percentage represented by a fraction (i) the numerator of which shall be an amount equal to such holder’s Claim against such Proponent Debtor, and (ii) the denominator of which shall be an amount equal to the aggregate Allowed and estimated amount of all (a) Allowed General Unsecured Claims on such date, (b) Allowed Debtor Intercompany Claims, and (c) Disputed General Unsecured Claims on such date against such Proponent Debtor; provided, however, that for purposes of calculating a holder’s Pro Rata Share at CFGI, the denominator will also include Allowed Junior Unsecured Subordinated Debenture Claims and Allowed Junior Unsecured Subordinated Debenture Guaranty Claims.

1.2.106            Protech C means Protech Holdings C, LLC, one of the Proponent Debtors.

1.2.107            Professional means any professional employed or to be compensated pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

1.2.108            Releasees means all Entities who are or were at any time on or after the Commencement Date, and whether or not such Entity currently retains such position (i) shareholders of the Debtors (including “beneficial owners” of shares of the Debtors, as the term “beneficial owner” is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and regulations thereunder); (ii) directors, officers, members of management, and other employees of the Debtors, respectively; (iii) members of the Committee and the Ad Hoc Unsecured Lender Group in their capacities as such members, as applicable; (iv) the Agents; (v) the Indenture Trustees; and (vi) attorneys, advisors, consultants and other professionals to the extent such parties (a) are or were representing any of the Entities identified in (i) through (v) above in such Entities’ respective capacities, or (b) acted in representation of the Committee or Ad Hoc Unsecured Lender Group; provided, however, that the Releasees do not include the Non-Proponent Debtors.

1.2.109            Reorganized CFGI Common Stock means the common stock of Reorganized CFGI, par value $.001 per share, to be issued by Reorganized CFGI on the Effective Date, or as soon thereafter as is reasonably practicable, and distributed by the Disbursing Agent on behalf of CFGI to (i) holders of General Unsecured Claims in accordance with the provisions of the Plan and (ii) certain senior management employees in accordance with the Executive Officer Employment Agreements, one of the Reorganized CFGI New Compensation Plans (see 1.2.113).

1.2.110            Reorganized CFGI Debt Securities means the secured debt securities in the aggregate principal amount of $1.250 billion, the terms of which are reflected in the form of Reorganized CFGI Debt Securities Indenture attached to the Disclosure Statement, which securities are to be issued by Reorganized CFGI on the Effective Date or as soon thereafter as is reasonably practicable, and distributed by the Disbursing Agent on behalf of CFGI to holders of General Unsecured Claims in accordance with the provisions of the Plan.

1.2.111            Reorganized CFGI Debt Securities Indenture means that certain Reorganized CFGI Debt Securities Indenture to be entered into on the Effective Date by Reorganized CFGI and the Reorganized CFGI Debt Securities Indenture Trustee pursuant to which the Reorganized CFGI Debt Securities shall be issued.

1.2.112            Reorganized CFGI Debt Securities Indenture Trustee means the entity appointed by Reorganized CFGI to serve as indenture trustee, paying agent and registrar pursuant to the terms of the Reorganized CFGI Debt Securities Indenture, or as subsequently may be appointed pursuant to the terms of the Reorganized CFGI Debt Securities Indenture.  The initial Reorganized CFGI Debt Securities Indenture Trustee shall be Wilmington Trust FSB, or such other nationally recognized financial trust institution that is acceptable to the Committee and the Ad Hoc Unsecured Lender Group.

1.2.113            Reorganized CFGI New Compensation Plans means the (i) Employee Retention and Long-Term Incentive Plan and (ii) Executive Officer Employment Agreements, each as agreed to by the Committee, which plans shall be effective as of the Effective Date, and summaries of which plans shall be included in the Plan Supplement.

1.2.114            Reorganized Debtor means any Proponent Debtor listed in footnote 1 of the Plan, from and after the Effective Date, or any successor thereto by conversion to a limited liability company, merger, consolidation, or otherwise, whether occurring before, on or after the Effective Date.

1.2.115            Reorganized Debtors’ Bylaws means the respective bylaws of the incorporated Reorganized Debtors that are substantially in the form set forth in Schedule 1.2.115 of the Plan Supplement.

1.2.116            Reorganized Debtors’ Certificate of Incorporation means the certificate of incorporation or articles of incorporation, as applicable, of each of the incorporated Reorganized Debtors that is substantially in the form set forth in Schedule 1.2.116 of the Plan Supplement.

1.2.117            Reorganized Debtors’ Partnership Agreement means the partnership agreement of each of the partnership Reorganized Debtors that is substantially in the form set forth in Schedule 1.2.117 of the Plan Supplement.

1.2.118            Reorganized Debtors’ LLC Agreement means the limited liability company agreement of each of the limited liability company Reorganized Debtors that is substantially in the form set forth in Schedule 1.2.118 of the Plan Supplement.

1.2.119            Schedules means, unless otherwise specified, the respective schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors in accordance with section 521 of the Bankruptcy Code and the Bankruptcy Rules, as such schedules and statements have been or may be supplemented or amended on or prior to the Confirmation Date.

1.2.120            SCV means Summit Crest Ventures, LLC, one of the Proponent Debtors.

1.2.121            Secured Claim means any Claim (i) to the extent reflected in the Schedules or in a proof of Claim as a Secured Claim, which is validly and unavoidably secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code; or (ii) that is subject to a valid setoff right in accordance with sections 506(a) and 553 of the Bankruptcy Code.

1.2.122            Secured Term Loan Documents means that certain Term Facility Credit and Guaranty Agreement, dated as of May 29, 2009, among CFGI, as borrower, the guarantors party thereto, Citicorp North America, Inc., as administrative agent, Citibank, N.A., as collateral agent, the initial lenders and the other lenders and agents party thereto from time to time, together with all other loan, intercreditor and security documents related to, referenced in or executed in connection therewith.

1.2.123            Secured Term Loan Facility means that $1.5 billion secured credit facility governed by the Secured Term Loan Documents.

1.2.124            Senior Unsecured Credit Facility means the $5.5 billion senior unsecured credit facility, originally comprised of (i) a $2.75 billion revolving credit facility, and (ii) a $2.75 billion term loan, governed by that certain Credit Agreement, dated as of March 23, 2006, as amended, modified, and supplemented from time to time, including the conversion of all outstanding revolving credit facility obligations to term loan obligations, among CFGI as borrower, certain Proponent Debtor and non-debtor affiliates of CFGI as designated borrowers, certain Proponent Debtor and non-debtor guarantors, the several lenders from time to time party thereto, and Citibank, N.A., as administrative agent, and having an outstanding balance as of the Commencement Date of approximately $3,935,110,607, inclusive of principal, interest, and fees; provided, however, and for the avoidance of doubt, the Senior Unsecured Credit Facility shall not include the Japanese Credit Facility.

1.2.125            Senior Unsecured Floating Rate Notes means the approximately $830 million of senior unsecured floating rate notes issued pursuant to an indenture, dated as of May 10, 2007, between CFGI, as issuer, Deutsche Bank Trust Company Americas, as indenture trustee, and certain Proponent Debtor and non-debtor guarantors, and having an outstanding principal balance as of the Commencement Date of $641,712,529 plus accrued and unpaid interest and other fees and expenses.

1.2.126            Senior Unsecured 5.875% Notes means the approximately $1.2 billion of senior unsecured notes bearing interest at the rate of 5.875% per annum, issued pursuant to an indenture, dated as of May 10, 2007, between CFGI, as issuer, Deutsche Bank Trust Company Americas, as indenture trustee, and certain Proponent Debtor and non-debtor guarantors, and having an outstanding principal balance as of the Commencement Date of $1,243,333,593 plus accrued and unpaid interest and other fees and expenses.

1.2.127            Senior Unsecured 6.300% Notes means the approximately $500 million of senior unsecured notes bearing interest at the rate of 6.300% per annum, issued pursuant to an indenture, dated as of May 10, 2007, between CFGI, as issuer, Deutsche Bank Trust Company Americas, as indenture trustee, and certain Proponent Debtor and non-debtor guarantors, and having an outstanding principal balance as of the Commencement Date of $519,041,926 plus accrued and unpaid interest and other fees and expenses.

1.2.128            SJM means SJM Cap, LLC, one of the Proponent Debtors.

1.2.129            Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

1.2.130            Treasury Regulations means the Treasury regulations (including temporary Treasury regulations) promulgated by the United States Department of Treasury with respect to the Tax Code or other United States federal tax statutes.

1.2.131            Unimpaired means any class of Claims that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

1.2.132            Unsecured Bridge Loan means the $5.25 billion Bridge Loan Agreement, dated as of March 23, 2006, as amended, modified, and supplemented from time to time, among CFGI, as borrower, the lenders from time to time party thereto, and Citicorp North America, Inc., as administrative agent, certain Proponent Debtor and non-debtor guarantors, and having an outstanding balance as of the Commencement Date of $234,639,337, inclusive of principal, interest and fees.

1.2.133            Unsecured Loans means, collectively, the Senior Unsecured Credit Facility, Unsecured Bridge Loan and the Japanese Unsecured Guaranty.

1.2.134            Unsecured Notes means, collectively, the Senior Unsecured 6.300% Notes, the Senior Unsecured Floating Rate Notes, and the Senior Unsecured 5.875% Notes.

1.3         Rules of Construction.  Unless otherwise expressly provided,

(a)
all section, schedule or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan Supplement, as the same may be amended, waived, or modified from time to time;

(b)	all references to dollars are to the lawful currency of the United States of America;

(c)	the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole; and

(d)	the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS
(ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL
COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORTY TAX CLAIMS)

2.1         Administrative Expense Claims.  Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment with the applicable Proponent Debtor against whom such Claim is Allowed, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the applicable Proponent Debtor shall be paid in full and performed by the applicable Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions; and provided further, however, that notwithstanding Section 2.2 of the Plan, the Indenture Trustee Claims and Agent Claims shall be paid solely pursuant to Sections 13.6 and 13.7 of the Plan, as applicable, and the Ad Hoc Unsecured Lender Group Fees shall be paid solely pursuant to section 13.9 of the Plan.

2.2         Professional Compensation and Reimbursement Claims.  All holders of a Claim for an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by a date no later than the date that is ninety (90) days after the Effective Date or by such other date as may be fixed by the Bankruptcy Court, and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court to the extent not previously paid by prior order of the Bankruptcy Court (A) on the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable, or (B) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors.

2.3         Priority Tax Claims.  Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the applicable Proponent Debtor subject to such Claim prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the applicable Proponent Debtor and in full and complete satisfaction of any and all liability attributable to such Priority Tax Claim on the latest of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law, or as soon thereafter as is reasonably practicable, (a) Cash in an amount equal to such Allowed Priority Tax Claim, (b) a transferable note that provides for regular installment Cash payments in an amount equal to the total value of such Allowed Priority Tax Claim together with interest at LIBOR + 1%, over a period ending not later than five (5) years after the applicable Commencement Date, or (c) any combination of Cash and a note, on the terms provided in subsections (a) and (b) hereof, in an aggregate Cash and note principal amount equal to such Allowed Priority Tax Claim; provided, that the Proponent Debtors reserve the right to prepay any such note in part or in whole at any time without premium or penalty; and provided, further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim.

ARTICLE III

CLASSIFICATION AND TREATMENT OF
CLASSIFIED CLAIMS AND EQUITY INTERESTS

3.1         General Notes on Classification and Treatment of Classified Claims and Equity Interests.  Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Equity Interests (other than Claims arising under sections 507(a)(2), 507(a)(3), or 507(a)(8) of the Bankruptcy Code, which Claims do not require classification pursuant to section 1123(a) of the Bankruptcy Code and are receiving the treatment set forth in Article II) are classified for all purposes, including, without limitation, voting, confirmation, and distribution pursuant to the Plan, as set forth herein.  A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is Allowed in that Class if it has not been paid or otherwise settled prior to the Effective Date, and satisfies the definition of a Claim or Equity Interest that is Allowed.  See Section 1.2.13.

3.2         Summary of Classification and Treatment of Classified Claims and Equity Interests.

CLASS	TREATMENT	ENTITLED TO VOTE
CFGI PLAN
CFGI Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)
CFGI Class 2 –Secured Claims	Unimpaired	No (presumed to accept)

CLASS	TREATMENT	ENTITLED TO VOTE
CFGI Class 3A – General Unsecured Claims (other than CFGI Class 3B Claims and CFGI Class 3C Claims)	Impaired	Yes
CFGI Class 3B – Junior Unsecured Subordinated Debenture Claims	Impaired	Yes
CFGI Class 3C – Junior Unsecured Subordinated Debenture Guaranty Claims	Impaired	Yes
CFGI Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)
CFGI Class 5A – Debtor Intercompany Claims	Impaired	Yes
CFGI Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)
CFGI Class 6 – Equity Interests	Impaired	No (deemed to reject)
GUARANTOR DEBTOR PLANS (GD PLANS)
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)
GD Class 3 – General Unsecured Claims	Impaired	Yes
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes
GD Class 5B –Affiliate Intercompany Claims	Impaired	No (deemed to reject)
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)
AFFORDABLE DEBTOR PLANS (AD PLANS)
AD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)

CLASS	TREATMENT	ENTITLED TO VOTE
AD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)
AD Class 3 – General Unsecured Claims	Impaired	Yes
AD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)
AD Class 5A – Debtor Intercompany Claims	Impaired	Yes
AD Class 5B –Affiliate Intercompany Claims	Impaired	No (deemed to reject)
AD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)
PROTECH C PLAN
Protech C Class 1 – General Unsecured Claims	Unimpaired	No (presumed to accept)
Protech C Class 2 – Equity Interests	Unimpaired	No (presumed to accept)

3.3         CFGI PLAN.

3.3.1              CFGI Class 1 – Non-Tax Priority Claims

(a)	Classification: CFGI Class 1 consists of all Non-Tax Priority Claims against CFGI.

(b)
Treatment:  The legal, equitable, and contractual rights of each holder of an Allowed CFGI Non-Tax Priority Claim are unaltered by the Plan, or such Allowed Non-Tax Priority Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)
Voting:  CFGI Class 1 is unimpaired by the CFGI Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed CFGI Class 1 Claim is conclusively presumed to have accepted the Plan and is therefore not entitled to vote to accept or reject the CFGI Plan.

3.3.2              CFGI Class 2 – Secured Claims

(a)	Classification: CFGI Class 2 consists of all Secured Claims against CFGI.

(b)
Treatment:  The legal, equitable and contractual rights of each holder of an Allowed CFGI Secured Claim are unaltered by the Plan, or such Allowed CFGI Secured Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)
Voting:  CFGI Class 2 is unimpaired by the CFGI Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed CFGI Secured Claim is conclusively presumed to have accepted the Plan and is therefore not entitled to vote to accept or reject the CFGI Plan.

3.3.3              CFGI Class 3A – General Unsecured Claims3

(a)
Classification:  CFGI Class 3 consists of all General Unsecured Claims against CFGI, other than (i) the Junior Unsecured Subordinated Debenture Claims and (ii) the Junior Unsecured Subordinated Debenture Guaranty Claims, which Claims are classified in CFGI Class 3B and CFGI Class 3C, respectively, for purposes of Distributions under the Plan.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each holder of an Allowed CFGI General Unsecured Claim shall receive from the Disbursing Agent a Proportionate Enterprise Share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) Reorganized CFGI Common Stock, having an aggregate value equal to such holder’s Allocable Distribution Value as of such date.

(c)	Voting: CFGI Class 3A is Impaired by the CFGI Plan. Each holder of an Allowed CFGI Class 3A Claim is entitled to vote to accept or reject the CFGI Plan.

3.3.4              CFGI Class 3B – Junior Unsecured Subordinated Debentures

(a)
Classification:  CFGI Class 3B consists of all Junior Unsecured Subordinated Debenture Claims against CFGI, which Claims are excluded from CFGI Class 3A and CFGI Class 3C for purposes of Distributions under the Plan.

3     For illustrative purposes an example of the Distribution calculation for CFGI Class 3 – General Unsecured Claims, GD Class 3 – General Unsecured Claims, and AD Class 3 – General Unsecured Claims is attached to the Plan as Exhibit 3.3.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, the Distributions described in CFGI Class 3A otherwise payable to each holder of an Allowed CFGI Junior Unsecured Subordinated Debenture Claim shall instead be distributed by the Disbursing Agent to the holders of Claims in CFGI Class 3A arising under the Unsecured Loans, Unsecured Notes, and to such other holders of CFGI Class 3A General Unsecured Claims as are contractually entitled to priority in payment, until such holders have been paid in full.

(c)	Voting: CFGI Class 3B is Impaired by the CFGI Plan. Each holder of an Allowed CFGI Class 3B Claim is entitled to vote to accept or reject the CFGI Plan.

3.3.5              CFGI Class 3C – Junior Unsecured Subordinated Debenture Guaranty Claims

(a)
Classification:  CFGI Class 3C consists of all Junior Unsecured Subordinated Debenture Guaranty Claims against CFGI, which Claims are excluded from CFGI Class 3A and CFGI Class 3B for purposes of Distributions under the Plan.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, the Distributions described in CFGI Class 3A otherwise payable to each holder of an Allowed CFGI Junior Unsecured Subordinated Debenture Guaranty Claim shall instead be distributed by the Disbursing Agent to the holders of CFGI Class 3A General Unsecured Claims and CFGI Debtor Intercompany Claims, until such holders have been paid in full.

(c)	Voting: CFGI Class 3C is Impaired by the CFGI Plan. Each holder of an Allowed CFGI Class 3C Claim is entitled to vote to accept or reject the CFGI Plan.

3.3.6              CFGI Class 4 – Convenience Claims

(a)	Classification: CFGI Class 4 consists of all Convenience Claims against CFGI.

(b)	Treatment: On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed CFGI Convenience Claim shall be paid in full, in Cash.

(c)
Voting:  CFGI Class 4 is unimpaired by the CFGI Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed CFGI Class 4 Claim is conclusively presumed to have accepted the Plan and is therefore not entitled to vote to accept or reject the CFGI Plan.

3.3.7              CFGI Class 5A – Debtor Intercompany Claims

(a)	Classification: CFGI Class 5A consists of all Debtor Intercompany Claims against CFGI.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each Proponent Debtor holder of an Allowed CFGI Debtor Intercompany Claim shall be deemed to have recovered from CFGI an aggregate value equal to such Proponent Debtor holder’s Allocable Distribution Value as of such date, which value shall be taken into account for purposes of calculating Distributions to holders of General Unsecured Claims against such Proponent Debtor holder.  Notwithstanding such deemed recovery, no actual Cash Distribution, Reorganized CFGI Debt Securities, Reorganized CFGI Common Stock or any other tangible property will be distributed in respect of an Allowed CFGI Debtor Intercompany Claim and the deemed recovery shall be only in the nature of a bookkeeping entry in favor of the Proponent Debtor holder of such Claim.

(c)	Voting: CFGI Class 5A is Impaired by the CFGI Plan. Each holder of an Allowed CFGI Class 5A Claim is entitled to vote to accept or reject the CFGI Plan.

3.3.8              CFGI Class 5B – Affiliate Intercompany Claims

(a)	Classification: CFGI Class 5B consists of all Affiliate Intercompany Claims against CFGI.

(b)
Treatment:  After the Confirmation Date and on or before the Effective Date, each Non-Proponent Debtor holder or non-debtor Affiliate holder of an Allowed CFGI Affiliate Intercompany Claim shall transfer, distribute, deliver or otherwise assign, including by setoff, its Claim to CFGI or another appropriate Proponent Debtor, and no Distribution shall be made in respect of such Affiliate Intercompany Claim.

(c)
Voting:  CFGI Class 5B is Impaired by the CFGI Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of an Allowed CFGI Class 5B Claim is conclusively deemed to have rejected the Plan and is therefore not entitled to vote to accept or reject the CFGI Plan.

3.3.9              CFGI Class 6 – Equity Interests

(a)	Classification: CFGI Class 6 consists of all Equity Interests in CFGI.

(b)
Treatment:  On the Effective Date, all instruments evidencing a CFGI Class 6 Equity Interest shall be canceled without further action under any applicable agreement, law, regulation or rule.  The CFGI Class 6 Equity Interests shall be extinguished and each holder of a CFGI Class 6 Equity Interest shall not receive nor retain any property under the CFGI Plan.

(c)
Voting:  CFGI Class 6 is Impaired by the CFGI Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of a CFGI Equity Interest is conclusively deemed to have rejected the Plan and is therefore not entitled to vote to accept or reject the CFGI Plan.

3.4         GUARANTOR DEBTOR PLANS.

3.4.1              GD Class 1 – Non-Tax Priority Claims

(a)	Classification: GD Class 1 consists of all Non-Tax Priority Claims against the applicable Guarantor Debtor.

(b)
Treatment:  The legal, equitable, and contractual rights of each holder of an Allowed GD Non-Tax Priority Claim against an applicable Guarantor Debtor are unaltered by the Plan, or such Allowed GD Non-Tax Priority Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)
Voting:  GD Class 1 is unimpaired by the applicable GD Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed GD Class 1 Claim against an applicable Guarantor Debtor is conclusively presumed to have accepted the applicable GD Plan and is therefore not entitled to vote to accept or reject the applicable GD Plan.

3.4.2              GD Class 2 – Secured Claims

(a)	Classification: GD Class 2 consists of all Secured Claims against the applicable Guarantor Debtor.

(b)
Treatment:  The legal, equitable and contractual rights of each holder of an Allowed GD Secured Claim against an applicable Guarantor Debtor are unaltered by the Plan, or such Allowed GD Secured Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)
Voting:  GD Class 2 is unimpaired by the applicable GD Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed GD Secured Claim against an applicable Guarantor Debtor is conclusively presumed to have accepted the applicable GD Plan and is therefore not entitled to vote to accept or reject the applicable GD Plan.

3.4.3              GD Class 3 – General Unsecured Claims

(a)	Classification: GD Class 3 consists of all General Unsecured Claims against the applicable Guarantor Debtor.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each holder of an Allowed GD General Unsecured Claim against an applicable Guarantor Debtor shall receive from the Disbursing Agent a Proportionate Enterprise Share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) Reorganized CFGI Common Stock, having an aggregate value equal to such holder’s Allocable Distribution Value in such applicable Guarantor Debtor as of such date.

(c)
Voting:  GD Class 3 is Impaired by the applicable GD Plan.  Each holder of an Allowed GD Class 3 Claim against an applicable Guarantor Debtor is entitled to vote to accept or reject the applicable GD Plan.

3.4.4              GD Class 4 – Convenience Claims

(a)	Classification: GD Class 4 consists of all Convenience Claims against the applicable Guarantor Debtor.

(b)
Treatment:  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed GD Convenience Claim against an applicable Guarantor Debtor shall be paid in full, in Cash.

(c)
Voting:  GD Class 4 is unimpaired by the applicable GD Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed GD Class 4 Claim against an applicable Guarantor Debtor is conclusively presumed to have accepted the applicable GD Plan and is therefore not entitled to vote to accept or reject the applicable GD Plan.

3.4.5              GD Class 5A – Debtor Intercompany Claims

(a)	Classification: GD Class 5A consists of all Debtor Intercompany Claims against the applicable Guarantor Debtor.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each Proponent Debtor holder of an Allowed GD Debtor Intercompany Claim shall be deemed to have recovered from the applicable Guarantor Debtor an aggregate value equal to such Proponent Debtor holder’s Allocable Distribution Value as of such date in such applicable Guarantor Debtor, which value shall be taken into account for purposes of calculating Distributions to holders of General Unsecured Claims against such Proponent Debtor holder.  Notwithstanding such deemed recovery, no actual Cash Distribution, Reorganized CFGI Debt Securities, Reorganized CFGI Common Stock or any other tangible property will be distributed in respect of an Allowed GD Debtor Intercompany Claim and the deemed recovery shall be only in the nature of a bookkeeping entry in favor of the Proponent Debtor holder of such Claim.

(c)
Voting:  GD Class 5A is Impaired by the applicable GD Plan.  Each holder of an Allowed GD Class 5A Claim against an applicable Guarantor Debtor is entitled to vote to accept or reject the applicable GD Plan.

3.4.6              GD Class 5B – Affiliate Intercompany Claims

(a)	Classification: GD Class 5B consists of all Affiliate Intercompany Claims against the applicable Guarantor Debtor.

(b)
Treatment:  After the Confirmation Date and on or before the Effective Date, each Non-Proponent Debtor holder or non-debtor Affiliate holder of an Allowed GD Affiliate Intercompany Claim shall transfer, distribute, deliver or otherwise assign, including by setoff, its Claim to CFGI or another appropriate Proponent Debtor, and no Distribution shall be made in respect of such Affiliate Intercompany Claim.

(c)
Voting:  GD Class 5B is Impaired by the applicable GD Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of an Allowed GD Class 5B Claim against an applicable Guarantor Debtor is conclusively deemed to have rejected the Plan and is therefore not entitled to vote to accept or reject the applicable GD Plan.

3.4.7              GD Class 6 – Equity Interests

(a)	Classification: GD Class 6 consists of all Equity Interests in the applicable Guarantor Debtor.

(b)
Treatment:  The legal, equitable and contractual rights of each holder of a GD Equity Interest against an applicable Guarantor Debtor are unaltered by the Plan, or such Equity Interest shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code, such that the holder shall retain its GD Equity Interest in the applicable Guarantor Debtor.

(c)
Voting: GD Class 6 is unimpaired by the applicable GD Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of a GD Equity Interest in an applicable Guarantor Debtor is conclusively presumed to accept the applicable GD Plan and is therefore not entitled to vote to accept or reject the applicable GD Plan.

3.5         AFFORDABLE DEBTOR PLANS.

3.5.1              AD Class 1 – Non-Tax Priority Claims

(a)	Classification: AD Class 1 consists of all Non-Tax Priority Claims against the applicable Affordable Debtor.

(b)
Treatment:  The legal, equitable, and contractual rights of each holder of an Allowed AD Non-Tax Priority Claim against an applicable Affordable Debtor are unaltered by the Plan, or such Allowed AD Non-Tax Priority Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)
Voting:  AD Class 1 is unimpaired by the applicable AD Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed AD Class 1 Claim against an applicable Affordable Debtor is conclusively presumed to have accepted the Plan and is therefore not entitled to vote to accept or reject the applicable AD Plan.

3.5.2              AD Class 2 – Secured Claims

(a)	Classification: AD Class 2 consists of all Secured Claims against the applicable Affordable Debtor.

(b)
Treatment:  The legal, equitable, and contractual rights of each holder of an Allowed AD Secured Claim against an applicable Affordable Debtor are unaltered by the Plan, or such Allowed AD Secured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)
Voting:  AD Class 2 is unimpaired by the applicable AD Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed AD Class 2 Claim against an applicable Affordable Debtor is conclusively presumed to have accepted the applicable AD Plan and is therefore not entitled to vote to accept or reject the applicable AD Plan.

3.5.3              AD Class 3 – General Unsecured Claims

(a)	Classification: AD Class 3 consists of all General Unsecured Claims against the applicable Affordable Debtor.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each holder of an Allowed AD General Unsecured Claim against an applicable Affordable Debtor shall receive from the Disbursing Agent a Proportionate Enterprise Share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) Reorganized CFGI Common Stock, having an aggregate value equal to such holder’s Allocable Distribution Value in such applicable Affordable Debtor as of such date.

(c)	Voting: AD Class 3 is Impaired by the applicable AD Plan. Each holder of an Allowed AD Class 3 Claim against an Affordable Debtor is entitled to vote to accept or reject the applicable AD Plan.

3.5.4              AD Class 4 – Convenience Claims

(a)	Classification: AD Class 4 consists of all Convenience Claims against the applicable Affordable Debtor.

(b)
Treatment:  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed AD Convenience Claim against an applicable Affordable Debtor shall be paid in full, in Cash.

(c)
Voting:  AD Class 4 is unimpaired by the applicable AD Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed AD Class 4 Claim against an applicable Affordable Debtor is conclusively presumed to have accepted the applicable AD Plan and is therefore not entitled to vote to accept or reject the applicable AD Plan.

3.5.5              AD Class 5A – Debtor Intercompany Claims

(a)	Classification: AD Class 5A consists of all Debtor Intercompany Claims against the applicable Affordable Debtor.

(b)
Treatment:  On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each Proponent Debtor holder of an Allowed AD Debtor Intercompany Claim shall be deemed to have recovered from the applicable Affordable Debtor an aggregate value equal to such Proponent Debtor holder’s Allocable Distribution Value as of such date in such applicable Affordable Debtor, which value shall be taken into account for purposes of calculating Distributions to holders of General Unsecured Claims against such Proponent Debtor holder.  Notwithstanding such deemed recovery, no actual Cash Distribution, Reorganized CFGI Debt Securities, Reorganized CFGI Common Stock or any other tangible property will be distributed in respect of an Allowed AD Debtor Intercompany Claim and the deemed recovery shall be only in the nature of a bookkeeping entry in favor of the Proponent Debtor holder of such Claim.

(c)
Voting:  AD Class 5A is Impaired by the applicable AD Plan.  Each holder of an Allowed AD Class 5A Claim against an applicable Affordable Debtor is entitled to vote to accept or reject the applicable AD Plan.

3.5.6              AD Class 5B – Affiliate Intercompany Claims

(a)	Classification: AD Class 5B consists of all Affiliate Intercompany Claims against the applicable Affordable Debtor.

(b)
Treatment:  After the Confirmation Date and on or before the Effective Date, each Non-Proponent Debtor holder or non-debtor Affiliate holder of an Allowed AD Affiliate Intercompany Claim shall transfer, distribute, deliver or otherwise assign, including by setoff, its Claim to CFGI or another appropriate Proponent Debtor, and no Distribution shall be made in respect of such Affiliate Intercompany Claim.

(c)
Voting:  AD Class 5B is Impaired by the applicable AD Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of an Allowed AD Class 5B Claim against an applicable Affordable Debtor is conclusively deemed to have rejected the Plan and is therefore not entitled to vote to accept or reject the applicable AD Plan.

3.5.7              AD Class 6 – Equity Interests

(a)	Classification: AD Class 6 consists of all Equity Interests in the applicable Affordable Debtor.

(b)
Treatment:  The legal, equitable and contractual rights of each holder of an AD Equity Interest are unaltered by the Plan, or such Equity Interest shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code, such that the holder shall retain its AD Equity Interest in the applicable Affordable Debtor.

(c)
Voting:  AD Class 6 is unimpaired by the applicable AD Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of an AD Equity Interest is conclusively presumed to accept the applicable AD Plan and is therefore not entitled to vote to accept or reject the applicable AD Plan.

3.6         PROTECH C PLAN.

3.6.1              Protech C Class 1 – General Unsecured Claims

(a)	Classification. Protech C Class 1 consists of all General Unsecured Claims against Protech C.

(b)
Treatment:  (a) On the Effective Date, or as soon thereafter as is reasonably practicable, Protech C shall assume the Livermore Agreements and cure any monetary defaults thereunder as required by section 365 of the Bankruptcy Code; (b) As a result of such assumption and cure, the legal, equitable and contractual rights of each holder of a Protech C General Unsecured Claim are unaltered by the Plan, or such Protech C General Unsecured Claim shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code.

(c)
Voting:  Protech C Class 1 is unimpaired by the Protech C Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of a Protech C General Unsecured Claim is conclusively presumed to accept the Protech C Plan and is therefore not entitled to vote to accept or reject the Protech C Plan.

3.6.2              Protech C Class 2 – Equity Interests

(a)	Classification: Protech C Class 2 consists of all Equity Interests in Protech C.

(b)
Treatment:  The legal, equitable and contractual rights of each holder of a Protech C Equity Interest are unaltered by the Plan, or such Equity Interest shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code, such that the holder shall retain its Protech Equity Interest in Protech C.

(c)
Voting:  Protech C Class 2 is unimpaired by the Protech Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, each holder of a Protech C Equity Interest is conclusively presumed to accept the Protech C Plan and is therefore not entitled to vote to accept or reject the Protech C Plan.

ARTICLE IV

MEANS OF EXECUTION OF PLAN

4.1         Separate Plans.  For purposes of voting on the Plan and receiving Distributions under the Plan, votes will be tabulated separately for each Proponent Debtor’s Plan and Distributions will be made to each separate Class as provided in such Proponent Debtor’s Plan, as set forth in Article III of the Plan.  Except as otherwise provided in the Plan, Distributions in respect of Allowed Claims held against a particular Proponent Debtor shall be calculated based upon the value of the assets of that particular Proponent Debtor’s Estate, including any Debtor Intercompany Claims held by such Proponent Debtor.  A Claim against multiple Proponent Debtors, to the extent Allowed against each respective Proponent Debtor, shall be treated as a separate Claim against each such Proponent Debtor for all purposes (including, but not limited to, voting and Distributions).

4.2         No Double Payment of Claims.  To the extent that a Claim is Allowed against more than one Proponent Debtor, there shall be only a single recovery on account of such Allowed Claim; provided, however, that the holder of an Allowed Claim against more than one Proponent Debtor may recover distributions from all such co-obligor Proponent Debtors until such holder has received payment in full on such Allowed Claim.  No holder of an Allowed Claim shall be entitled to receive more than payment in full of its Allowed Claim and such Claim shall be administered and treated in the manner provided by the Plan only until payment in full on such Allowed Claim.

4.3         Severability of Plans.  A failure to confirm any one or more of the Proponent Debtor’s Plans shall not affect other Plans confirmed by the Bankruptcy Court; provided however, that the Proponent Debtors reserve the right to withdraw any and all Plans from confirmation if any one or more Plans is not confirmed.

4.4         Continued Corporate Existence.  Subject to the restructuring transactions contemplated by the Plan, each of the Proponent Debtors will continue to exist after the Effective Date as a separate entity, with all powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Proponent Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other Governance Documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other Governance Documents are amended and restated or otherwise revised pursuant to this Section 4.4 and Section 8.2 of the Plan, to comply with Bankruptcy Code section 1123(a)(6), or otherwise, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.  There are certain Affiliates of the Proponent Debtors that are not Debtors in the Chapter 11 Cases.  The continued existence, operation and ownership of such non-debtor Affiliates is a material component of the Proponent Debtors’ businesses and, as set forth in the restructuring transactions, all of the Proponent Debtors’ Equity Interests and other property interests in such non-debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date, subject to the transactions contemplated in Section 4.5.2 of the Plan.

4.5         Formation and Corporate Structure.

4.5.1              Corporate Structure.  On the Effective Date, Reorganized CFGI will continue to exist as the parent holding company of the Reorganized Debtors and their Affiliates.

4.5.2              Conversion of Entities to Limited Liability Companies.  After the Confirmation Date, and on or before the Effective Date, certain of the Proponent Debtors not currently organized as a limited liability company under applicable law may elect to take such action as is necessary to convert into or otherwise become a limited liability company classified as a Disregarded Entity, domiciled in such jurisdictions(s) as may be determined by such Proponent Debtor.  Such action may require the merger of a Proponent Debtor into a newly formed Delaware limited liability company.  In addition, on or before the Effective Date, one or more Non-Proponent Debtors or U.S. non-debtor Affiliates of CFGI (with the exception of Capmark Bank) may take such actions as are necessary to convert into or otherwise become limited liability companies classified as Disregarded Entities, and Crystal Ball and possibly other non-U.S., non-debtor Affiliates of CFGI may elect to become Disregarded Entities.

4.5.3              Distribution of Reorganized CFGI Securities.  On the Effective Date, or as soon thereafter as is reasonably practicable, the existing common stock of CFGI will be canceled and extinguished, and Reorganized CFGI will issue the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock.  On the Effective Date or as soon thereafter as is reasonably practicable and (subject to the minimum Distribution limitation set forth in Section 1.2.60 of the Plan) on any subsequent Distribution Date, the Disbursing Agent will distribute to holders of Allowed General Unsecured Claims the (a) Cash Distribution, (b) Reorganized CFGI Debt Securities, and (c) Reorganized CFGI Common Stock, as set forth in Article III of the Plan.  Distributions in respect of Disputed General Unsecured Claims shall be made to the Disputed Claims Reserve, as provided in Section 6.3 of the Plan.

4.5.4              Deemed Assumption by CFGI of Claims Liability.  To implement the Distribution to General Unsecured Creditors of the Cash Distribution, Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock, on the Effective Date CFGI will be deemed to have assumed the General Unsecured Claims against the Proponent Debtors and will satisfy such Claims in accordance with the terms of the Plan.

4.6         Form of Securities to be Issued; Exemption from Registration.  The Reorganized CFGI Common Stock and the Reorganized CFGI Debt Securities will be non-certificated and may be owned or transferred only in book-entry form through DTC.  In reliance upon Bankruptcy Code section 1145, at the time of issuance, none of the securities issued in connection with the Plan will be registered under section 5 of the Securities Act of 1933, as amended, or any state law requiring registration for a securities offering.  In addition, none of the securities issued in connection with the Plan will be listed on a securities exchange.  CFGI will not participate in making a market (or facilitate making a market) in any such securities.

4.7         Financial Information.  Reorganized CFGI will post on its website (which shall be publicly accessible) (a) unaudited quarterly GAAP financial statements for each of the quarters ended March 31, June 30 and September 30 within 45 days after the end of each such quarter; and (b) audited annual GAAP financial statements within 90 days of the end of each fiscal year and (c) financial reports on a consolidated basis for Reorganized CFGI and on a consolidating basis showing consolidated results separately within 90 days of the end of each fiscal year for (i) the non-bank entities taken as a whole and (ii) the Bank.  Each financial statement shall be accompanied by management discussion and analysis comparable to the MD&A provided in reports governed by the ’34 Act.  The financial statements and reports shall include, without limitation, information on REO and on loan collection, unpaid principal balance and reserves in a format and in detail to be agreed upon between the Committee (in consultation with the Ad Hoc Group to the extent practicable) and the Debtors, but in any event (x) in detail substantially similar to the information regarding the pledged pool assets prepared by management of the debtors and filed with the bankruptcy court in connection with the secured debt settlement hearing, and (y) in detail substantially similar to the information provided to the Committee in the Quarterly Management Reports (collectively, the “Management Reports”), together, in each case with information that permits comparison of post-bankruptcy portfolio performance with the information provided in the Management Reports provided during the bankruptcy case.   The foregoing reports shall not be required to include historical financial statements and other information prepared in accordance with GAAP for the periods prior to the commencement of the bankruptcy case or prepared during the pendency of the bankruptcy case.

4.8         Net Operating Loss Treatment.  Section 382(l)(5) of the Tax Code contemplates an exception to the general rule of Section 382(a) of the Tax Code.   To the extent such exception is available, Capmark intends to elect out of the exception.

4.9         Cancellation of Existing Securities and Agreements.  On the Effective Date, any document, agreement, or instrument evidencing any Claim or Equity Interest against a Proponent Debtor (other than any Claim or Equity Interest that is Unimpaired by the Plan) shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of such Proponent Debtor under such documents, agreements, or instruments evidencing such Claims or Equity Interests, as the case may be, shall be discharged; provided, however, that notwithstanding the occurrence of the Effective Date, (i) any indenture or other agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of allowing such holders to receive Distributions under the Plan, and (ii) the Secured Term Loan Facility and the Secured Term Loan Documents shall also continue in effect solely to preserve the rights or claims that any of the Goldman Lenders or any of their affiliates may have or hold under or in respect thereof (including for any fees, expenses, or indemnities in their favor) with respect to, arising out of, or in connection with the causes of action under section 547 of the Bankruptcy Code that are preserved against them, subject to all valid defenses, claims, and counterclaims not previously released or settled..

4.10       Crystal Ball Settlement Agreement.  By the Effective Date, or as soon as reasonably practicable thereafter, and in accordance with the Crystal Ball Settlement Agreement, Crystal Ball shall cause the CB Subsidiaries (as defined in the Crystal Ball Settlement Agreement) to transfer  Cash held by the CB Subsidiaries on the Effective Date to enable Crystal Ball to distribute $85 million to the holders of Unsecured Loans and Unsecured Notes in accordance with the Crystal Ball Pro Rata Shares.  Thereafter, within ten business days following the end of each fiscal quarter, Crystal Ball shall cause the CB Subsidiaries to transfer all Net Cash (as defined in the Crystal Ball Settlement Agreement) to Crystal Ball for distribution to the holders of Unsecured Loans and Unsecured Notes in accordance with the Crystal Ball Pro Rata Shares, provided that, in the event Net Cash at the end of any fiscal quarter is less than $250,000 Crystal Ball may skip such quarterly payment and roll over such Net Cash to the next fiscal quarterly payment.  In consideration for making such Cash payments, Crystal Ball, the CB Subsidiaries, and the CB Parties (as defined in the Crystal Ball Settlement Agreement) shall receive the releases as set forth in the Crystal Ball Settlement Agreement.  The Confirmation Order shall provide that the Indenture Trustee and Agent are authorized and directed to take all such actions necessary to effectuate the foregoing, in accordance with the Crystal Ball Settlement Agreement.  Upon the Effective Date, all such persons shall be forever precluded and enjoined from prosecuting or asserting any such released claim against Crystal Ball, the CB Subsidiaries, or the CB Parties.

4.11       Preservations of Rights of Action; Settlement.  Except to the extent the Preserved Rights are otherwise dealt with in the Plan or are expressly and specifically released in connection with the Plan, the Confirmation Order or any settlement agreement approved during the Chapter 11 Cases, or otherwise provided in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code:  (A)(1) the Preserved Rights shall remain assets of and vest in the Reorganized Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such Preserved Rights have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, and (2) neither the Proponent Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any Preserved Rights: (a) whether or not such Preserved Rights have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, (b) whether or not such Preserved Rights are currently known to the Proponent Debtors, and (c) whether or not a defendant in any litigation relating to such Preserved Rights filed a proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted to accept or reject the Plan, or received or retained any consideration under the Plan; (B) (1) the Reorganized Debtors may commence, prosecute, defend against, settle, and realize upon any Preserved Rights in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtors;  (2) any recoveries realized by the Reorganized Debtors from the assertion of any Preserved Rights will be the sole property of the Reorganized Debtors, and (3) to the extent necessary, the Reorganized Debtors will be deemed representatives of their former Estates under section 1123(b) of the Bankruptcy Code; and (C) the Preserved Rights include, without limitation, any of the following:  (1) the Preserved Rights in respect of actions arising under the Bankruptcy Code, including sections 542 – 551 thereof; (2) the Preserved Rights that have been raised or may be raised in connection with the pending or potential litigation listed on the attached Exhibit 4.11 of the Plan; (3) the Preserved Rights with respect to any action to collect on or enforce debts owed to, administered by, or serviced by a Proponent Debtor, including, any current or former actions to enforce contractual obligations (e.g., mortgage loan documents, guarantees and credit enhancements), whether against collateral and/or individuals or entities; (4) the Preserved Rights with respect to any action to assert tort damages relating to damages to a Proponent Debtor’s property and/or property pledged to secure debt due a Proponent Debtor; (5) the Preserved Rights with respect to any contractual actions against co-lenders, servicers, agents, trustees or other entities involved in debts owed to, administered by, or serviced by a Proponent Debtor; (6) the Preserved Rights with respect to any action, whether known or unknown, relating to, among other things, gross negligence, willful misconduct, or actual fraud; (7) the Preserved Rights with respect to any contractual actions for potential breaches by the counterparty, including, without limitation, failure to pay or failure to honor their contractual obligations (e.g., non-compete agreements); and (8) the Preserved Rights with respect to any action against a derivative contract counterparty; provided, however, that the Preserved Rights shall not include any rights, claims, causes of action, defenses or counterclaims against Entities who have provided management, management advisory, and/or monitoring services to the Debtors pursuant to that certain management agreement dated as of March 23, 2006 (as modified by that certain letter agreement dated as of July 24, 2009 and filed by CFGI on form 8-K, dated July 24, 2009), and any indemnification obligations of the Proponent Debtors arising under those agreements shall survive in accordance with their terms and shall remain unaffected by the Plan.

4.12       GE Settlement Agreement.  The GE Settlement Agreement is incorporated herein.

ARTICLE V

VOTING AND DISTRIBUTIONS UNDER THE PLAN

5.1         Impaired Classes to Vote.  Except to the extent a Class of Claims or Equity Interests is deemed to reject the Plan, each holder of a Claim or Equity Interest in an Impaired Class as of the Distribution Record Date shall be entitled to vote to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

5.2         Acceptance by Class of Claims.  An Impaired Class of holders of Claims shall have accepted a Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.  In the event there are no Claims in a Class because (i) no Claim in such Class is known by the Proponent Debtors, (ii) no proof of claim asserting a Claim in such Class has been filed, (iii) any proof of claim asserting a Claim in such Class has been disallowed in its entirety by an order of the Bankruptcy Court or such other court of competent jurisdiction, (iv) any proof of claim asserting a Claim in such Class has been re-classified as a Claim in another Class or against another Proponent Debtor, or (v) any proof of claim asserting a Claim in such Class has been withdrawn by the party asserting such Claim or otherwise removed by agreement of such party and the applicable Proponent Debtor or by Final Order of the Court, such Class shall be eliminated from the Plan.  Unimpaired Classes are also presumed to have accepted a Plan.

5.3         Nonconsensual Confirmation.  If any Impaired Class of Claims entitled to vote on a Plan shall fail to accept a Plan in accordance with section 1126(a) of the Bankruptcy Code and/or Section 5.2 of the Plan, the Proponent Debtor whose Plan was not accepted shall have the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or amend the Plan.

5.4         Distributions Under the Plan.  Whenever any Distribution to be made pursuant to the Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.  Except as to holders of the Unsecured Notes, the Distributions shall be made to the holders of Allowed Claims as of the Distribution Record Date and the Proponent Debtors and the Reorganized Debtors shall have no obligation to recognize any transfer of a Claim occurring after the Distribution Record Date.

(a)
Distribution Deadlines.  Any Distribution to be made by the Disbursing Agent pursuant to a Plan shall be deemed to have been timely made if made within thirty days after the time therefor specified in this Plan or such other agreements.  No interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date.

(b)
Distributions of Cash in Respect of Allowed Claims.  Subject to Bankruptcy Rule 9010, Distributions of Cash under a Plan to holders of Allowed Claims shall be made by the Disbursing Agent to the holder of each such Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date, unless the Proponent Debtors or, on and after the Effective Date, the Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules.  If any Distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no Distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such Distribution shall be made to such holder without interest; provided, however, that, at the expiration of one (1) year from the Effective Date such undeliverable Cash Distributions shall be deemed unclaimed property and shall be treated in accordance with Section 5.10 of the Plan.

(c)
Distributions of Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock.  The Reorganized CFGI Debt Securities (except as otherwise provided in the Reorganized CFGI Debt Securities Indenture) and the Reorganized CFGI Common Stock shall be issued in book-entry form only and held through participants (including securities brokers and dealers, banks, trust companies, clearing corporations, and other financial organizations) of DTC, as depositary.  The Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock shall not be certificated or issued in registered form.  Except as noted below, to receive Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock, each holder of an Allowed General Unsecured Claim shall be required to designate a direct participant in DTC with whom such holder has an account into which such holder’s Proportionate Enterprise Share of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock may be credited, and (a) in the case of the Unsecured Notes already held through DTC the deliveries will automatically be made through DTC at the direction of the Indenture Trustee, and (b) in the case of the Unsecured Loans, shall be designated by the applicable Agent upon information provided by the beneficial owners of the Claims arising under the Unsecured Loans.  For as long as DTC serves as depositary for the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock, the Reorganized CFGI Debt Securities Indenture Trustee and the Agent may rely solely on the information and records of DTC to make distributions and forward communications to the holders of the Reorganized CFGI Debt Securities and holders of the Reorganized CFGI Common Stock, as applicable, and, in so doing, the Reorganized CFGI Debt Securities Indenture Trustee and the Agent shall be fully protected and incur no liability to any holder of the Reorganized CFGI Debt Securities or the Reorganized CFGI Common Stock (as applicable), any transferee (or purported transferee) thereof, or any other person or entity.  If DTC is unwilling or unable to continue as depositary for the Reorganized CFGI Debt Securities or the Reorganized CFGI Common Stock, or if Reorganized CFGI otherwise determines to do so, the Reorganized CFGI Debt Securities Indenture Trustee and the Agent shall either exchange the Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock, as applicable, held at DTC for certificated or book entry Reorganized CFGI Debt Securities or certificated or book entry Reorganized CFGI Common Stock, as applicable.  If any Distribution of Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock to a holder of an Allowed General Unsecured Claim is undeliverable, then at the expiration of one (1) year from the Effective Date such undeliverable Distributions shall be deemed unclaimed property and shall be treated in accordance with Section 5.10 of the Plan.

(d)
Undisbursed Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock.  If a legal impediment exists to the issuance or distribution of all or a portion of any Reorganized CFGI Common Stock or Reorganized CFGI Debt Securities under the Plan to any holder of an Allowed Claim or if Reorganized CFGI is advised in writing by any such holder that a legal impediment exists to the acquisition by such holder of such securities, whether as a result of any legal requirements, conditions, approvals, or otherwise, such securities that would otherwise be distributable to, or acquired by, such holder in accordance with the provisions of the Plan but for such legal impediment shall, on the Effective Date, instead be issued to the Disbursing Agent, to be held pursuant to the terms and conditions of the Plan. From and after the Effective Date, up to and until the securities are released pursuant to the terms of the Plan, the Disbursing Agent shall be the registered holder of the undisbursed securities.  At such time as any applicable legal impediment to the acquisition of such undisbursed securities by any such holder of an Allowed Claim has been resolved as evidenced by delivery of written notice by the holder to the Disbursing Agent and Reorganized CFGI, which notice shall include a description of such resolution on which the Disbursing Agent and Reorganized CFGI shall be entitled to rely, such undisbursed securities shall be delivered to such applicable holder no later than the next Distribution Date, in accordance with the terms and conditions of the Plan.  In any other case, the securities shall be delivered at such time as Reorganized CFGI determines in its sole discretion that any legal impediment to the issuance and delivery of those securities has been resolved.  Until such time as the undisbursed securities are released and distributed by the Disbursing Agent, the Disbursing Agent shall not exercise any voting rights with respect to the undisbursed securities.  In the event that the applicable legal impediment to the issuance and delivery of such undisbursed securities to a holder has not been satisfactorily resolved in the aforesaid manner within 12 months after the Effective Date, Reorganized CFGI will direct the Disbursing Agent to cooperate in good faith with the affected holder to sell the undisbursed securities and distribute the proceeds to the holder.

(e)	Responsibility for Transfers and Distributions. The Disbursing Agent shall be responsible for Distributions required by the Plan.

5.5         Manner of Payment Under the Plan.  Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Disbursing Agent shall be made by check drawn on a domestic bank or by automated clearing house transfer.

5.6         Payment of Interest on Allowed Claims.  Unless otherwise specifically provided by this Plan, the Confirmation Order, any other order of the Bankruptcy Court, or by applicable bankruptcy law, post-petition interest shall not accrue and shall not be paid on Allowed Claims.

5.7         Fractional Dollars; De Minimis Distributions.  Notwithstanding any other provision of the Plan, Cash payments of fractions of dollars shall not be made.  Whenever any Distribution to a holder of a Claim would otherwise call for Distribution of Cash in a fractional dollar amount, the actual Distribution of such Cash shall be rounded to the nearest whole dollar (up or down), with half dollars (or less) being rounded down.  The Disbursing Agent shall not be required to make any Cash payment of less than one hundred dollars ($100.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent.

5.8         Calculation of Distribution of Reorganized CFGI Debt Securities to be Issued under the Plan.  No fractional dollar amounts of Reorganized CFGI Debt Securities shall be issued or distributed under the Plan by Reorganized CFGI.  Whenever any Distribution to a holder of a Claim would otherwise call for Distribution of securities in a fractional dollar amount, the actual Distribution of such securities shall be rounded to the nearest whole dollar (up or down), with half dollars (or less) being rounded down.  The total amount of Reorganized CFGI Debt Securities to be distributed to holders entitled to receive such Distribution shall be adjusted as necessary to account for the rounding provided in the Plan.  No consideration shall be provided in lieu of fractional dollars rounded down.

5.9         Calculation of Distribution of Reorganized CFGI Common Stock to be Issued under the Plan.  No fractional shares or interests of Reorganized CFGI Common Stock shall be issued or distributed under the Plan by Reorganized CFGI.  Whenever any Distribution to a holder of a Claim would otherwise call for Distribution of a fraction of a share, the actual Distribution of such shares shall be rounded to the nearest whole number of shares (up or down), with half shares (or less) being rounded down.  The total number of shares of Reorganized CFGI Common Stock to be distributed to holders entitled to receive such Distribution shall be adjusted as necessary to account for the rounding provided in the Plan.  No consideration shall be provided in lieu of fractional shares rounded down.

5.10       Unclaimed Property.  All Distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revest in the applicable Reorganized Debtor against whom such Distribution is unclaimed, and any entitlement of any holder of any Claim to such Distributions shall be extinguished and forever barred.

5.11       Time Bar to Cash Payments.  Checks issued by the Disbursing Agent in respect of any Distribution of Cash made on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof.  Requests for re-issuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued.  Any claim in respect of such a voided check shall be made on or before the later of (a) the first (1st) anniversary of the Effective Date, or (b) ninety (90) days after the date of issuance if such check represents a final Distribution hereunder on account of such Claim.  After such date, all Claims in respect of voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto as unclaimed property under Section 5.10.

5.12       Setoffs.  The Reorganized Debtors may, but shall not be required to, pursuant to applicable bankruptcy or non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account thereof (before any Distribution is made on account of such Claim), the claims, rights, and causes of action of any nature that the Proponent Debtors’ estates or the Reorganized Debtors hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Proponent Debtors or the Reorganized Debtors of any such claims, rights and causes of action that the Proponent Debtors or the Reorganized Debtors may possess against such holder.

5.13       Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

ARTICLE VI

TREATMENT OF DISPUTED CLAIMS UNDER THE PLAN

6.1         Objections to Claims; Prosecution of Disputed Claims.

(a)
The Proponent Debtors or Reorganized Debtors shall object to the allowance of Claims filed with the Bankruptcy Court with respect to which the Proponent Debtors dispute liability in whole or in part.  Unless resolved by settlement between the Proponent Debtors and the holder of a Claim, all objections filed and prosecuted by the Proponent Debtors or Reorganized Debtors as provided herein shall be litigated to Final Order by the Proponent Debtors or Reorganized Debtors, as applicable.

(b)
Unless otherwise provided herein or ordered by the Bankruptcy Court, all objections to Claims shall be served and filed on or before the later of (i) one hundred eighty (180) days after the Effective Date, as such deadline may be extended by order of the Bankruptcy Court and (ii) such date as may be fixed by the Bankruptcy Court, after notice and hearing, whether fixed before or after the date specified in the foregoing clause (i).

6.2         No Distributions Pending Allowance.  Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no Distribution provided for hereunder shall be made on account of any portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim.  No interest shall be paid on account of Disputed Claims that later become Allowed except to the extent that payment of interest is required under section 506(b) of the Bankruptcy Code.

6.3         Reserve Account for Disputed Claims.  On and after the Effective Date, the Disputed Claims Reserve shall hold Cash, Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock in an aggregate amount sufficient to pay all holders of Disputed Claims the Distributions they would have been entitled to receive under the Plan if all their Claims had been Allowed Claims on the Effective Date, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve.  The Cash component of such Distributions withheld and reserved for payment to holders of Disputed Claims shall be held and deposited by Reorganized CFGI in a segregated interest-bearing reserve account.  Distributions reserved on account of any Disputed Claim shall be distributed on account of such Claim to the extent it becomes an Allowed Claim so that the holder thereof receives the Distributions it would have received had it been Allowed on the Effective Date, net of any taxes imposed on or otherwise payable by the Disputed Claims Reserve. Distributions on account of a Claim that becomes an Allowed Claim after the Effective Date shall be made on the next Distribution Date following (i) the entry of an order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction (including any appeal therefrom) allowing any Disputed Claim, which order or judgment has become a Final Order, (ii) the withdrawal of any objection to such Disputed Claim, or (iii) a settlement, compromise or other resolution of such Disputed Claim.

6.4         Treatment of Disputed Claims Reserve for Federal Income Tax Purposes.  Absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, the Disbursing Agent shall (i) treat the Disputed Claims Reserve as a disputed ownership fund for U.S. federal income tax purposes within the meaning of Treasury Regulations section 1.468B-9(b)(1) and (ii) to the extent permitted by applicable law, report consistently with the foregoing characterization for state and local income tax purposes.  All holders of Disputed Claims shall report, for income tax purposes, consistently with the foregoing.

6.5         Distribution to Holders of Allowed Claims Following Disallowance of Disputed Claims.  Subject to the minimum Distribution limitation set forth in Section 1.2.60 of the Plan, on each Distribution Date following the Effective Date, Distributions held in the Disputed Claims Reserve on account of Disputed General Unsecured Claims that are Disallowed shall be redistributed, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve, to each holder of an Allowed (or still Disputed) General Unsecured Claim.  Such holder shall receive (A) (i) an incremental Cash Distribution, (ii) Reorganized CFGI Debt Securities and (iii) Reorganized CFGI Common Stock, reflecting the increase of such holders’ Proportionate Enterprise Share resulting from the disallowance of Disputed General Unsecured Claims since the previous Distribution Date and the release from the Disputed Claims reserve of the Cash, Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock accorded to such Disallowed Claims for redistribution to the holders of General Unsecured Claims, as provided in Article III, and (B) (i) any interest CFGI has paid in respect of the Reorganized CFGI Debt Securities and (ii) any dividends declared and paid in respect of the Reorganized CFGI Common Stock, in each case since the previous Distribution Date.  Any Distributions made on a Distribution Date following the Effective Date shall be made in the same manner as provided in Section 5.4 of the Plan in respect of Effective Date Distributions.

6.6         Distribution Date Notices.  On each Distribution Date, Reorganized CFGI shall post a notice on its web site reporting the total amount of Disputed Claims that have been Allowed or Disallowed, pursuant to a Final Order, withdrawal of an objection, settlement or other resolution, since the Effective Date and the previous Distribution Date, and the aggregate amount of remaining Disputed Claims.  Such notice shall also set forth the total amount of Cash, the total principal amount of Reorganized CFGI Debt Securities and the total number of shares of Reorganized CFGI Common Stock that are held in the Disputed Claims Reserve in respect of Disputed General Unsecured Claims that have been Disallowed and therefore have become available for redistribution to the holders of Allowed (and Disputed) General Unsecured Claims.  In accordance with Section 1.2.60 of the Plan, if the aggregate value of the Distribution to be made on any such Distribution Date is less than $2,000,000, such Distribution may, at the discretion of Reorganized CFGI, be withheld for Distribution on the next Distribution Date at which the Distribution will exceed the minimum Distribution; provided, however, that if such Distribution (i) is to be made to the holder of a newly Allowed Claim or (ii) is the final Distribution to be made under the Plan, such minimum Distribution limitation shall not apply.

6.7         Estimation of Claims.  Unless otherwise limited by an order of the Bankruptcy Court, the Proponent Debtors may at any time request that the Bankruptcy Court estimate for final Distribution purposes any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether the Proponent Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on such objection, and the Bankruptcy Court will retain jurisdiction to consider any request to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  Unless otherwise provided in an order of the Bankruptcy Court, in the event the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court; provided, however, that, if the estimate constitutes the maximum limitation on such Claim, the Proponent Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim; and, provided, further, that the foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1         Assumption and Rejection of Executory Contracts and Unexpired Leases.  Any executory contract or unexpired lease of personal property set forth on Schedule 7.1 of the Plan Supplement that has not expired by its own terms on or prior to the Confirmation Date, which has not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court, or which is not the subject of a motion to assume, assume and assign, or reject as of the Confirmation Date, shall be deemed rejected by the Proponent Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Any executory contracts or unexpired leases of personal property of the Proponent Debtors that are not set forth on Schedule 7.1 of the Plan Supplement shall be deemed to have been assumed by the Proponent Debtors and the Plan shall constitute a motion to assume such executory contracts and unexpired leases.  Each executory contract or unexpired lease assumed hereunder shall include any modifications, amendments, supplements or restatements to such contract or lease.  Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumed executory contract or unexpired lease is in the best interest of the Proponent Debtors, their bankruptcy estates, and all parties in interest in the Chapter 11 Cases.  The Proponent Debtors reserve the right, at any time prior to the Effective Date, to amend Schedule 7.1 to (a) delete any executory contract or unexpired lease listed therein, thus providing for its assumption hereunder; or (b) add any executory contract or unexpired lease to Schedule 7.1, thus providing for its rejection hereunder.  The Proponent Debtors shall provide notice to the affected non-debtor counterparties to the executory contracts and unexpired personal property leases of (i) the proposed assumption or rejection, as applicable, of any executory contracts or unexpired personal property leases, (ii) any related cure amounts related to a proposed assumption, and (iii) any amendments to Schedule 7.1. Nothing herein shall constitute an admission by a Proponent Debtor or Reorganized Debtor that any contract or lease is an executory contract or unexpired lease or that a Proponent Debtor or Reorganized Debtor has any liability thereunder.

7.2         Cure of Defaults and Survival of Contingent Claims under Assumed Executory Contracts and Unexpired Leases.  Except as may otherwise be agreed to by the parties, on or before the thirtieth (30th) day after the Effective Date, provided the non-debtor party to any such assumed executory contract or unexpired lease has timely filed a proof of claim with respect to such cure amount, the Reorganized Debtors shall cure any and all undisputed defaults under each executory contract and unexpired lease assumed by the Proponent Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code.  All disputed defaults required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.  Unless a proof of claim was timely filed with respect thereto, all cure amounts and all contingent reimbursement or indemnity claims for prepetition amounts expended by the non-debtor parties to assumed executory contracts and unexpired leases shall be discharged upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court.

7.3         Deadline for Filing Rejection Damage Claims.  If the rejection of an executory contract or unexpired lease by the Proponent Debtors pursuant to Section 7.1 of the Plan results in damages to the non-debtor party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Proponent Debtors, or their properties, agents, successors, or assigns, unless a proof of claim is filed with the Proponent Debtors’ court-appointed claims agent or with the Bankruptcy Court and served upon the Proponent Debtors or Reorganized Debtors on or before thirty (30) days after the latest to occur of (a) the Confirmation Date, and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of such executory contract or unexpired lease.

7.4         Indemnification and Reimbursement Obligations.  For purposes of the Plan, the obligations of the Proponent Debtors to indemnify and reimburse persons who are or were directors, officers, or employees of any of the Proponent Debtors prior to or on the Commencement Date or at any time thereafter against and for any claims, liabilities or other obligations (including, without limitation, fees and expenses incurred by the board of directors of any of the Proponent Debtors, or the members, officers, or employees thereof, in connection with the Chapter 11 Cases) pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected hereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date.  In furtherance of the foregoing, the Reorganized Debtors shall maintain insurance for the benefit of such directors, officers, or employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six years following the Effective Date.

7.5         Existing Compensation and Benefit Programs.  Except as provided in Section 7.1 of the Plan, the Proponent Debtors’ existing health care plans (including medical plans, dental plans, vision plans, prescription plans, health savings accounts and spending accounts), defined contribution benefit plans, severance plans, discretionary bonus plans, performance-based incentive plans, long-term incentive plans, retention plans, international tax equalization programs, workers’ compensation programs and life, disability, accidental death and dismemberment, directors and officers liability, and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Proponent Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.  On and after the Effective Date, all Claims submitted for payment in accordance with the foregoing benefit programs, whether submitted prepetition or postpetition, shall be processed and paid in the ordinary course of business of the Reorganized Debtors, in a manner consistent with the terms and provisions of such benefit programs.

7.6         Reorganized CFGI New Compensation Plans.  On the Effective Date, the Reorganized CFGI New Compensation Plans established by the Reorganized Debtors shall be executed and become effective, and the beneficiaries under such plans shall be governed by its terms.

ARTICLE VIII

CORPORATE GOVERNANCE AND
MANAGEMENT OF REORGANIZED DEBTORS

8.1         Reorganized Debtors Directors and Officers.  The Board of Directors of Reorganized CFGI will be composed initially, on and after the Effective Date, of eight (8) members jointly approved by the Proponent Debtors, the Committee and the Ad Hoc Unsecured Lender Group.  In the event that any vote of the Board of Directors results in a tie, the Chair shall cast the deciding vote.  The number and members of the Boards of Directors of the remaining Reorganized Debtors shall also be jointly approved by the Proponent Debtors, the Committee and the Ad Hoc Unsecured Lender Group.  The names of the members of the Board of Directors will be identified in the Plan Supplement.  Each of the members of such Boards of Directors shall serve in accordance with applicable non-bankruptcy law.  The initial officers of the Reorganized Debtors shall be the same officers that served such Proponent Debtors immediately prior to the Effective Date. Such officers shall serve in accordance with applicable non-bankruptcy law.

8.2         Amendment of Governance Documents.  The respective Governance Documents of the Proponent Debtors shall be amended as of the Effective Date to be substantially in the form of the Reorganized Debtors’ Certificate of Incorporation, the Reorganized Debtors’ Bylaws and the Reorganized Debtors’ LLC Agreement, as applicable.  The Governance Documents shall contain provisions (i) prohibiting the issuance of non-voting equity securities, as required by section 1123(a)(6) of the Bankruptcy Code (subject to further amendment of such certificates or articles of incorporation and bylaws, or other Governance Documents, as permitted by applicable law), and (ii) effectuating the provisions of the Plan, in each case without further action by the stockholders or directors of the Proponent Debtors or the Reorganized Debtors.

8.3         Corporate Action.  On the Effective Date, the adoption of the Reorganized Debtors’ respective amended Governance Documents shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Proponent Debtors or the Reorganized Debtors.  All other matters provided under the Plan involving the corporate structure of the Reorganized Debtors or corporate action by the Reorganized Debtors shall be deemed to have occurred, be authorized, and shall be in effect without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Proponent Debtors or the Reorganized Debtors.  Without limiting the foregoing, from and after the Confirmation Date, the Proponent Debtors or the Reorganized Debtors shall take any and all actions deemed appropriate to consummate the transactions contemplated herein.

8.4         Corporate Authority of the Debtors.  On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary or appropriate to effectuate the Plan, including without limitation:  (1) causing the Disbursing Agent to make Distributions under the Plan, (2) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (3) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; and (4) the execution and filing of Governance Documents with the appropriate governmental authorities pursuant to applicable law.

ARTICLE IX

EFFECT OF CONFIRMATION

9.1         Revesting of Assets.  Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the estates of the Proponent Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, Encumbrances, charges, and other interests created prior to the Effective Date, except as provided in this Plan and the Plan Documents.  From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

9.2         Discharge of Claims.  Except as provided in the Plan, upon the Effective Date, all Claims and Equity Interests against the Proponent Debtors shall be, and shall be deemed to be, discharged to the fullest extent provided by section 1141 of the Bankruptcy Code.  All holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or Equity Interest.

9.3         Injunction Against Claims and Equity Interests.  Except as otherwise provided in the Plan, the Confirmation Order or such other applicable order of the Bankruptcy Court, all Entities who have held, hold or may hold Claims, or other debt or liability, or Equity Interests that are discharged pursuant to the Plan are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim, or other debt or liability, or Equity Interest, against the Proponent Debtors, the Reorganized Debtors, the Releasees, the Proponent Debtors’ Estates, or properties or interests in properties of the Proponent Debtors, the Reorganized Debtors, or the Releasees, (b) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order relating to a discharged Claim, or other debt or liability or Equity Interest, against the Proponent Debtors, the Reorganized Debtors, the Releasees, the Proponent Debtors’ Estates, or properties or interests in properties of the Proponent Debtors, the Reorganized Debtors, or the Releasees, (c) creating, perfecting, or enforcing any Encumbrance or Lien of any kind securing a discharged Claim, or other debt or liability, or Equity Interest against the Proponent Debtors, the Reorganized Debtors, or the Releasees, or against the property or interests in property of the Proponent Debtors, the Reorganized Debtors, or the Releasees, and (d) except to the extent provided, permitted, or preserved by sections 553, 555, 556, 559, or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Proponent Debtors, the Reorganized Debtors or the Releasees or against the property or interests in property of the Proponent Debtors, the Reorganized Debtors or the Releasees, with respect to any such Claim, or other debt or liability, or Equity Interest that is discharged pursuant to the Plan.

9.4         Term of Existing Injunctions or Stays.  Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order.

9.5         Injunction Against Interference With Plan.  Pursuant to sections 1142 and 105 of the Bankruptcy Code, from and after the Effective Date, all holders of Claims and Equity Interests and other parties in interest, along with their respective current or former employees, agents, officers, directors, principals and Affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan, except for actions allowed to attain legal review.

9.6         Injunction Regarding Worthless Stock Deduction.  Unless otherwise ordered by the Bankruptcy Court, any person or group of persons constituting a “fifty percent shareholder” of CFGI within the meaning of section 382(g)(4)(D) of the Tax Code shall be permanently enjoined from claiming a worthless stock deduction with respect to any Equity Interest in CFGI held by such person(s) (or otherwise treating such Equity Interest in CFGI as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending on or prior to the Effective Date.

9.7         Exculpation.  As of and subject to the occurrence of the Confirmation Date, the Proponent Debtors, the Committee, and the Ad Hoc Unsecured Lender Group, and each of their current or former Affiliates, agents, shareholders, directors, officers, members, employees, and advisors, or attorneys to any of the foregoing (collectively, the “Exculpated Parties”) shall be deemed to have (i) negotiated and proposed the Plan in good faith, and not by any means forbidden by law (ii) solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (iii) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.  None of the Proponent Debtors, the Committee, or the Ad Hoc Unsecured Lender Group, or each of their current or former Affiliates, agents, shareholders, directors, officers, members, employees, and advisors, or attorneys to any of the foregoing shall have or incur any liability to any Entity for any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims whatsoever, held by the Proponent Debtors, the Reorganized Debtors or their Estates, assertable on behalf of the Proponent Debtors, the Reorganized Debtors or their Estates, or derivative of the Proponent Debtors’, the Reorganized Debtors’ or their Estates’ rights, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, in any way relating to the Proponent Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Plan, the treatment of any Claim or Equity Interest under the Plan, the business or contractual arrangements between any Proponent Debtor and any Releasee, any negotiations regarding or concerning the Plan and the ownership, management and operation of the Proponent Debtors and the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Proponent Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or after the Commencement Date and on or before the Effective Date of the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses, and counterclaims arising as a result of any Exculpated Party’s (other than a Proponent Debtor) gross negligence, willful misconduct, or actual fraud.

9.8         Releases by Proponent Debtors.  As of the Effective Date, the Proponent Debtors, the Reorganized Debtors and their Estates release, waive and discharge all of the Releasees from any and all claims, obligations, rights, suits damages, causes of action, remedies, liabilities, defenses and counterclaims whatsoever, held by the Proponent Debtors and the Reorganized Debtors or their Estates, assertable on behalf of the Proponent Debtors, the Reorganized Debtors or their Estates, or derivative of the Proponent Debtors’, the Reorganized Debtors’ or their Estates’ rights, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, in any way relating to the Proponent Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim, or other debt or liability, or Equity Interest that is treated under the Plan, the treatment of any Claim or Equity Interest under the Plan, the business or contractual arrangements between any Proponent Debtor and any Releasee, any negotiations regarding or concerning the Plan and the ownership, management and operation of the Proponent Debtors and the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Proponent Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan.  Notwithstanding the Preserved Rights preserved in Section 4.11 hereof, the Releasees shall be released from all Preserved Rights except for  (i) Preserved Rights listed as preserved against a Releasee on Exhibit 4.11 of the Plan, (ii) claims, obligations, rights, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims arising as a result of any Releasee’s gross negligence, willful misconduct, or actual fraud and (iii) any remedies, liabilities, or causes of action arising out of any express contractual obligation owing by any Releasee to any Proponent Debtor or any reimbursement obligation owing by any Releasee to any Proponent Debtor with respect to a loan or advance made by any of the Proponent Debtors to such Releasee.

9.9         Additional Releases of Releasees.  As of the Effective Date, each holder of a Claim or other debt or liability against, or Equity Interest in, the Proponent Debtors (including each person who, directly or indirectly, is entitled to receive a distribution under the Plan, and each person entitled to receive a distribution via an attorney, agent, indenture trustee, or securities intermediary), shall be deemed to forever release, waive and discharge all of the Releasees from any and all claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, in any way relating to the Proponent Debtors, the Reorganized Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Plan, the treatment of any Claim or Equity Interest under the Plan, the business or contractual arrangements between any Proponent Debtor and any Releasee, any negotiations regarding or concerning the Plan and the ownership, management and operation of the Proponent Debtors and the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Proponent Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses, and counterclaims arising as a result of any Releasee’s (other than a Proponent Debtor) gross negligence, willful misconduct, or actual fraud.

ARTICLE X

CONDITIONS PRECEDENT TO EFFECTIVE DATE OF
THE PLAN; IMPLEMENTATION PROVISIONS

10.1       Conditions Precedent to Effective Date of the Plan.  The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent, and the Effective Date shall not occur, and the Plan shall be of no force and effect, until satisfaction of the following conditions precedent:

(a)	The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Proponent Debtors, the Committee and the Ad Hoc Unsecured Lender Group.

(b)	The Confirmation Order shall have been entered for at least fourteen (14) days and then is not reversed, stayed or enjoined;

(c)	The Confirmation Order shall be in full force and effect;

(d)	The conversion of Entities to limited liability companies as set forth in Section 4.5.2 of the Plan;

(e)
All agreements and instruments that are exhibits to the Plan or included in the Plan Supplement shall be in a form reasonably acceptable to the Proponent Debtors, the Committee and the Ad Hoc Unsecured Lender Group, and have been duly executed and delivered; provided, however, that no party to any such agreements and instruments may unreasonably withhold its execution and delivery of such documents to prevent this condition precedent from occurring; and

(f)	The Effective Date shall have occurred on or before September 30, 2011 with respect to a Proponent Debtor’s Plan; and

(g)	Such other actions and documents as the Proponent Debtors deem necessary to implement the Plan shall have been effected or executed.

10.2       Waiver of Conditions Precedent.  To the extent practicable and legally permissible, each of the conditions precedent in Section 10.1 (d), (f) and (g) hereof, may be waived, in whole or in part, by the Proponent Debtors, after consultation with the Committee and the Ad Hoc Unsecured Lender Group; provided, however, that the condition precedent in Section 10.1(e) may be waived, in whole or in part, by the Proponent Debtors only with the consent of the Committee and the Ad Hoc Unsecured Lender Group, not to be unreasonably withheld.  Any such waiver of a condition precedent may be effected at any time by filing with the Bankruptcy Court a notice thereof that is executed by the Proponent Debtors, after consultation with, or with the consent of, the Committee and the Ad Hoc Unsecured Lender Group, as applicable, not to be unreasonably withheld.

10.3       Notice of Confirmation of the Plan.  Notice of entry of the Confirmation Order shall be provided by the Proponent Debtors as required by Bankruptcy Rule 3020(c)(2) and any applicable local rules of the Bankruptcy Court.

10.4       Notice of Effective Date of the Plan.  Notice of the Effective Date shall be provided by the Proponent Debtors in the same manner provided with respect to notice of entry of the Confirmation Order, and any applicable local rules of the Bankruptcy Court.

ARTICLE XI

RETENTION OF JURISDICTION

11.1       Retention of Jurisdiction.  To the fullest extent allowed under applicable law, the Bankruptcy Court shall retain jurisdiction and retain all exclusive jurisdiction it has over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Plan, or that relates to the following:

(a)	to interpret, enforce, and administer the terms of the Plan, the Plan Documents (including all annexes and exhibits thereto), and the Confirmation Order;

(b)
to resolve any matters related to the assumption, assignment, or rejection of any executory contract or unexpired lease to which a Proponent Debtor is a party or with respect to which a Proponent Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of the Plan, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

(c)
to enter such orders as may be necessary or appropriate to implement or consummate the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan;

(d)
to determine any and all motions, adversary proceedings, applications, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Reorganized Debtors after the Effective Date including, without limitation, any claims to recover assets for the benefit of the Proponent Debtors’ estate, except for matters waived or released under this Plan;

(e)	to ensure that Distributions to holders of Allowed Claims are accomplished as provided herein;

(f)
to hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim in whole or in part;

(g)	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

(h)	to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(i)	to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(j)
to hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan;

(k)
to hear and determine disputes arising in connection with or relating to the Plan or the interpretation, implementation, or enforcement of the Plan or the extent of any Entity’s obligations incurred in connection with or released under the Plan;

(l)
to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

(m)	to recover all assets of the Proponent Debtors and property of the Proponent Debtors’ estates, wherever located;

(n)	to resolve any Disputed Claims;

(o)	to determine the scope of any discharge of any Proponent Debtor under the Plan or the Bankruptcy Code;

(p)
to determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement, including any of the Plan Documents;

(q)	to the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by or against the Proponent Debtors’ estates;

(r)	to hear and determine any other matters that may be set forth in the Plan, the Confirmation Order, or that may arise in connection with the Plan or the Confirmation Order;

(s)
to hear and determine any proceeding that involves the validity, application, construction, or enforceability of, or that may arise in connection with, the Plan or the Confirmation Order or any other Order entered by the Bankruptcy Court during the Chapter 11 Cases;

(t)
to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(u)	to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

(v)	to enter a final decree closing the Chapter 11 Cases.

11.2       Abstention and Other Courts.  If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to the Chapter 11 Cases, this section of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

12.1       Plan Modifications.  Prior to the Confirmation Date, the Proponent Debtors, in their sole discretion, may amend, modify or supplement the terms and provisions of the Plan (including, but not limited to the treatment of Claims or Equity Interests under any Plan), in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Code may otherwise direct; provided, however, that no material amendments, modifications or supplements shall be made to the Plan absent consent of the Committee and the Ad Hoc Unsecured Lender Group, which consents shall not be unreasonably withheld.  After the Confirmation Date, so long as such action does not materially adversely affect the treatment of Claims or Equity Interests under the Plan, the Proponent Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

12.2       Revocation, Withdrawal, or Non-Consummation.

(a)
If any Plan is revoked or withdrawn prior to the Confirmation Date, or if any Plan does not become effective for any reason whatsoever, then such Plan shall be deemed null and void.  In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Proponent Debtors or any other Entity or to prejudice in any manner the rights of the Proponent Debtors or any other Entity in any further proceedings pending in, arising in, or relating to the Chapter 11 Cases.

(b)
In the event that the Effective Date does not occur on or before September 30, 2011 with respect to a Proponent Debtor’s Plan, the parties shall be returned to the position they would have held had the Confirmation Order not been entered, and nothing in such Plan, the Disclosure Statement, any of the Plan Documents, or any pleading filed or statement made in court with respect to such Plan or the Plan Documents shall be deemed to constitute an admission or waiver of any sort or in any way limit, impair, or alter the rights of any Entity.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1       Effectuating Documents and Further Transactions.  Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such action as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

13.2       Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Proponent Debtors, Reorganized Debtors or any other paying agent, as applicable, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.  Any party issuing any instrument or making any Distribution under the Plan has the right, but not the obligation, to refrain from making a Distribution, until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

13.3       Exemption from Transfer Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes, equity interests or other plan securities pursuant to the Plan or any of the Plan Documents, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan or any of the Plan Documents, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

13.4       Expedited Tax Determination.  The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Proponent Debtors for any and all taxable periods ending after the Commencement Date through, and including, the Effective Date.

13.5       Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Proponent Debtors on or before the Effective Date, and Proponent Debtors shall continue to remit payments in accordance with such statute following the Effective Date to the extent required.

13.6       Post-Confirmation Date Professional Fees and Expenses.  The Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of (i) professional persons incurred from and after the Effective Date by the Reorganized Debtors and/or the Committee, and (ii) Wilmington Trust FSB, in its capacity as successor indenture trustee under the indentures governing the Unsecured Notes, and, if designated by Reorganized CFGI, as Disbursing Agent under the Plan, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

13.7       Indenture Trustee Claims and Agent Claims.  CFGI shall pay the Indenture Trustee Claims and the Agent Claims in Cash in immediately available funds (a) in respect of outstanding invoices submitted on or prior to the tenth business day immediately preceding the Effective Date, on the Effective Date, and (b) in respect of invoices submitted after the tenth Business Day immediately preceding the Effective Date, within ten (10) business days following receipt by the Reorganized Debtors of the applicable invoice; provided, however, that to receive payment pursuant to this Section 13.7, each Indenture Trustee and Agent shall provide reasonable and customary detail along with or as part of all invoices submitted in support of its respective Indenture Trustee Claims and Agent Claims to the attorneys for the Reorganized Debtors, and parties shall have the right to file objections to such Claims based on a “reasonableness” standard within ten (10) days after receipt of such invoices, including supporting documentation.  Any disputed amount of such Claims shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court.  Upon payment of such Indenture Trustee Claims and Agent Claims in full or by resolution of the Bankruptcy Court, each such Indenture Trustee and Agent will be deemed to have released its lien and priority rights for its fees and expenses under the respective indenture or loan agreement solely to the extent of such Claims; provided, however, that no such release of lien or priority rights shall have any effect on the rights of the Goldman Lenders and their affiliates that are preserved herein.  Distributions received by holders of Claims arising under the Unsecured Notes or Unsecured Loans pursuant to the Plan will not be reduced on account of the payment of any Indenture Trustee Claims or Agent Claims.

13.8       Preserved Rights of Each of the Goldman Lenders and Their Affiliates.  Notwithstanding any provision of the Plan or any Plan Document (specifically including, but not limited to, Section 4.9, Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.7, Section 9.9 and Section 13.7 of the Plan), any provision of the Disclosure Statement, or any provision of the Confirmation Order or such other applicable order of the Bankruptcy Court, each of the Goldman Lenders and any of their affiliates are not, and shall not be deemed to be, releasing, discharging or precluded, stayed or enjoined from asserting or otherwise enforcing, any rights or claims they may have or hold under or in respect of the Secured Term Loan Facility or the Secured Term Loan Documents (which rights and claims shall survive confirmation of the Plan and the Effective Date) (including for any fees, expenses, or indemnities in their favor) with respect to, arising out of, or in connection with the causes of action under section 547 of the Bankruptcy Code that are preserved against them; provided, however, that these preserved rights of each of the Goldman Lenders and their affiliates shall be subject to all valid defenses, claims, and counterclaims thereto not previously released or settled.

13.9       Plan Support Agreement.  In consideration for the Ad Hoc Unsecured Lender Group’s participation in the Plan negotiation process and entry into the Plan Support Agreement, on the Effective Date CFGI shall pay the Ad Hoc Unsecured Lender Group Fees in Cash in accordance with the terms of the Plan Support Agreement.  Distributions received by members of the Ad Hoc Unsecured Lender Group on account of their Claims will not be reduced as a result of the payment of the Ad Hoc Unsecured Lender Group Fees.

13.10     Consent and Consultation Rights of Ad Hoc Unsecured Lender Group.  The rights granted to the Ad Hoc Lender Group under the Plan requiring the Proponent Debtors to consult with the Ad Hoc Lender Group or to seek its reasonable consent regarding certain actions proposed to be taken by the Proponent Debtors shall terminate and be of no further force or effect if the Plan Support Agreement terminates in accordance with its terms.

13.11     Deemed Consent to Proposed Actions.  A failure by the Committee or the Ad Hoc Unsecured Lender Group to respond to any request of the Proponent Debtors for consent or consultation, pursuant to the Plan, on or before 5:00 p.m. of the fifth day after such consent or consultation is requested, shall be deemed a consent or consultation of such non-responding party and the Proponent Debtors shall be entitled to act without further restriction.

13.12     Plan Supplement.  A specimen form of the documents to be included in the Plan Supplement shall be filed with the clerk of the Bankruptcy Court and posted to the website of Epiq Bankruptcy Solutions LLC, http://chapter11.epiqsystems.com/capmark, as they become available, but no later than ten (10) days prior to the last date by which holders of Impaired Claims may vote to accept or reject the Plan.  Upon its filing with the clerk of the Bankruptcy Court, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court during normal court hours.

13.13     Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.14     Severability.  If, prior to the Confirmation Date, any term or provision of the Plan or any of the Plan Documents shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, with the written consent of the Proponent Debtors, after their consultation with the Committee and the Ad Hoc Unsecured Lender Group, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan or the Plan Documents as the case may be, shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Plan Documents, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.15     Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.

13.16     Deemed Acts.  Whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

13.17     Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Proponent Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

13.18     Exhibits/Schedules.  All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are part of the Plan as if set forth in full herein.

13.19     Notices.  All notices, requests, and demands to or upon the Proponent Debtors or the Reorganized Debtors to be effective shall be in writing, including by facsimile transmission, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Capmark Financial Group Inc.
116 Welsh Road
Horsham, Pennsylvania 19044
Attention: Thomas L. Fairfield, Esq.
Fax: 215.328.3774

With a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention:	Martin J. Bienenstock, Esq.
Michael P. Kessler, Esq.
Judy G.Z. Liu, Esq.
Fax: 212.259.6333

-and-

Richards, Layton & Finger, P.A.
One Rodney Square, P.O. Box 551
Wilmington, Delaware, 19899
Attention:	Mark D. Collins, Esq.
Jason M. Madron, Esq.
Lee E. Kaufman, Esq.
Fax: 302.651.7701

13.20     Dissolution of Committee.  On the Effective Date, the Committee shall dissolve; provided, however, that, following the Effective Date, the Committee shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which the Committee is a party, (iii) any adversary proceedings or contested matter as of the Effective Date to which the Committee is a party, and (iv) responding to creditor inquiries for one hundred twenty (120) days following the Effective Date.  Upon the dissolution of the Committee, the current and former members of the Committee and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Committee’s respective attorneys, accountants, and other agents shall terminate, except that the Committee and their respective professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.2 hereof.

13.21     No Admissions.  Notwithstanding anything herein to the contrary, nothing in the Plan shall be deemed as an admission by the Proponent Debtors with respect to any matter set forth herein, including, but not limited to, any liability on any Claim.

13.22     Time.  In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

13.23     Section Headings.  The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

13.24     Inconsistencies.  To the extent of any inconsistencies between the information contained in the Disclosure Statement and the terms and provisions of the Plan, the terms and provisions contained herein shall govern.

Dated:  July 8, 2011

[signature pages immediately follow]

CAPMARK FINANCIAL GROUP INC.		CAPMARK FINANCE INC.

BY:	/s/ William C. Gallagher	BY:	/s/ William C. Gallagher
	NAME: William C. Gallagher		NAME: William C. Gallagher
	TITLE: President		TITLE: President

CAPMARK CAPITAL INC.		COMMERCIAL EQUITY INVESTMENTS, INC.

BY:	/s/ Thomas L. Fairfield	BY:	/s/ William C. Gallagher
	NAME: Thomas L. Fairfield		NAME: William C. Gallagher
	TITLE: President		TITLE: President

MORTGAGE INVESTMENTS, LLC		NET LEASE ACQUISITION LLC

BY:	/s/ William C. Gallagher	BY:	/s/ William C. Gallagher
	NAME: William C. Gallagher		NAME: William C. Gallagher
	TITLE: President		TITLE: President

SJM CAP, LLC		CAPMARK REO HOLDING LLC

BY:	/s/ Thomas L. Fairfield	BY:	/s/ William C. Gallagher
	NAME: Thomas L. Fairfield		NAME: William C. Gallagher
	TITLE: President		TITLE: President

CAPMARK INVESTMENTS LP		SUMMIT CREST VENTURES, LLC

BY:	/s/ William C. Gallagher	BY:	/s/ Thomas L. Fairfield
	NAME: William C. Gallagher		NAME: Thomas L. Fairfield
	TITLE: President		TITLE: President

CAPMARK AFFORDABLE EQUITY INC.		CAPMARK AFFORDABLE EQUITY HOLDINGS INC.

BY:	/s/ David Sebastian	BY:	/s/ David Sebastian
	NAME: David Sebastian		NAME: David Sebastian
	TITLE: President		TITLE: President

CAPMARK AFFORDABLE PROPERTIES INC.		PROTECH HOLDINGS C, LLC
BY: PROTECH DEVELOPMENT I, LLC,
BY:	/s/ David Sebastian	ITS MANAGER
NAME: David Sebastian
	TITLE: President	BY: PROTECH ECONOMICS LLC, ITS MANAGER

BY: CAPMARK AFFORDABLE EQUITY HOLDINGS INC., ITS MANAGER

		BY:	/s/ David Sebastian
NAME: David Sebastian
TITLE: President

EXHIBITS TO THE PLAN

Exhibit 1.2.1	List of Members of Ad Hoc Unsecured Lender Group

Exhibit 1.2.49	Debtor Intercompany Claims

Exhibit 3.3	Illustrative Calculation of Distribution to Holder of General Unsecured Claim

Exhibit 4.11	List of Pending Litigation Against Proponent Debtors

EXHIBIT 1.2.1

AD HOC UNSECURED LENDER GROUP MEMBERS

Anchorage Capital Master Offshore Ltd.
Affiliates of Apollo Capital Management, L.P.
Affiliates of Centerbridge Partners, L.P.
Fir Tree, Inc.
King Street Acquisition Company, L.L.C.
Knighthead Capital Management, L.L.C.
Marathon Asset Management, LP
OZ Special Master Fund, Ltd.
Paulson & Co. Inc.

EXHIBIT 1.2.49

Allowed Debtor Intercompany Claims

Debtor	Intercompany Claim Holder	Amount

Capmark Affordable Equity Inc	Capmark Capital Inc.	808,853,596
Capmark Affordable Equity Inc	Capmark Finance Inc.	53,454,423

Capmark Capital Inc.	Capmark Finance Inc.	819,083,821
Capmark Capital Inc.	Capmark Financial Group Inc.	25,598,373
Capmark Capital Inc.	Capmark Investment LP	166,838
Capmark Capital Inc.	Net Lease Acquisitions, LLC	27,737,082

Capmark Finance Inc.	Capmark Financial Group Inc.	4,945,725,140
Capmark Finance Inc.	Capmark Investment LP	31,165,923
Capmark Finance Inc.	Commercial Equity Investments	22,709,385
Capmark Finance Inc.	Mortgage Investments LLC	21,932,040

Capmark Financial Group Inc.	Capmark Affordable Equity Inc	92,352,425
Capmark Financial Group Inc.	Capmark Finance Inc.	42,111,839
Capmark Financial Group Inc.	Capmark Investment LP	7,206,013
Capmark Financial Group Inc.	Capmark REO Holding LLC	7,247,964
Capmark Financial Group Inc.	Commercial Equity Investments	68,851,625

2

Capmark Investment LP	Capmark Affordable Equity Inc	28,810
Capmark Investment LP	Capmark Financial Group Inc.	701,499

Capmark REO Holding LLC	Capmark Finance Inc.	5,507,922

CM Affordable Equity Holdings	Capmark Affordable Equity Inc	88,965,805

3

Debtor	Intercompany Claim Holder	Amount

Commercial Equity Investments	Capmark Finance Inc.	213,822,688
Commercial Equity Investments	Capmark Investment LP	32,739,889

Mortgage Investments LLC	Capmark Financial Group Inc.	6,560,148

Capmark Affordable Properties, Inc	Capmark Affordable Equity Inc	39,830,021

SJM CAP LLC	Capmark Finance Inc.	91,064,286
SJM CAP LLC	Capmark Financial Group Inc.	27,900

Summit Crest Ventures, LLC	Capmark Finance Inc.	17,145,721

4

EXHIBIT 3.3

Treatment of Allowed General Unsecured Claims

On the Effective Date, or as soon as reasonably practicable thereafter, the existing common stock of CFGI will be cancelled and extinguished, and Reorganized CFGI will issue new secured debt securities (the “Reorganized CFGI Debt Securities”) and common stock (the “Reorganized CFGI Common Stock”).  Each holder of an Allowed General Unsecured Claim asserted against a particular Proponent Debtor will be entitled to a pro rata share (a “Pro Rata Share”) of the value of such Proponent Debtor’s unencumbered assets available for distribution under such Proponent Debtor’s Plan (the “Allocable Distribution Value”) and, on account of such Allowed General Unsecured Claim, will receive from Reorganized CFGI a Proportionate Enterprise Share of a combination of Cash (the “Cash Distribution”), Reorganized CFGI Debt Securities, and Reorganized CFGI Common Stock equal to such holder’s Allocable Distribution Value.

Below is an example of the application of the Plan to a hypothetical Allowed General Unsecured Claim.  This example is provided for illustrative purposes only.

Distribution to a Holder of an
Allowed General Unsecured Claim

Plan Definitions

Pro Rata Share:

Allowed General Unsecured Claim (or Debtor Intercompany Claim) in Debtor A’s Case
All Allowed General Unsecured and Debtor Intercompany Claims in Debtor A’s Case1

Allocable Distribution Value:

Pro Rata Share	X	Debtor A’s Distributable Value to General Unsecured Claims and Debtor Intercompany Claims2

1 For purposes of calculating the Effective Date Distribution, Disputed General Unsecured Claims will be included in this denominator and the allocated distribution upon such Disputed Claims will be deposited in the Disputed Claims Reserve.  After all Disputed Claims are resolved a true-up of the denominator will be undertaken such that the Pro Rata Share calculation will meet the above formula.  At CFGI, the denominator will also include Junior Unsecured Subordinated Debenture Claims and Junior Unsecured Subordinated Debenture Guaranty Claims, the recovery of which will be re-allocated to the holders of the Unsecured Loans, Unsecured Notes, and certain other General Unsecured Claims pursuant to a subordination agreement.

2 Distributable Value to General Unsecured Claims and Debtor Intercompany Claims is defined as the estimated value of assets, including the recovery on intercompany receivables held by a particular debtor, after accounting for Administrative Expense Claims (including post-petition Debtor Intercompany Claims), Priority Tax Claims, Non- Tax Priority Claims, Secured Claims, and Convenience Class Claims.  At CFGI this value will also be available to Junior Unsecured Subordinated Debenture Claims and Junior Unsecured Subordinated Debenture Guaranty Claims, the recovery of which will be re-allocated to the holders of the Unsecured Loans, Unsecured Notes, and certain other General Unsecured Claims pursuant to a subordination agreement.

Proportionate Enterprise Share:

Holder of General Unsecured Claim’s Allocable Distribution Value
Allocable Distribution Values of all Holders of General Unsecured Claims in All Proponent Debtor Cases3

Effective Date Distribution:

Example Recovery Calculation

1.	Claimholder 1 has Allowed General Unsecured Claim in Debtor A’s case of $1 million.

2.	All Allowed General Unsecured Claims and Debtor Intercompany Claims in Debtor A’s case equal $100 million.

3.	Claimholder 1’s Pro Rata Share in Debtor A’s case is 1% (1 ÷ 100).

4.	Debtor A’s Distributable Value to General Unsecured Claims and Debtor Intercompany Claims is $50 million.

5.	Claimholder 1’s Allocable Distribution Value in Debtor A’s case is $500,000 (1% X $50 million).

6.	All Allocable Distribution Values to General Unsecured Claims in all Debtor cases equals $3,983.9 million.

7.	Claimholder 1’s Proportionate Enterprise Share is 0.01255% ($500,000 ÷ $3,983.9 million).

8.	Effective Date Distribution to General Unsecured Claims consists of: (i) $900 million Cash Distribution; (ii) $1.25 billion Reorganized CFGI Debt Securities; and (iii) Reorganized CFGI Common Stock.

9.
Claimholder 1’s Effective Date Distribution consists of:  (i) $112,955 of cash (0.01255% X $900 million Cash Distribution); (ii) $156,883 of Reorganized CFGI Debt Securities (0.01255% X $1.25 billion Reorganized CFGI Debt Securities); and (iii) $230,162 of Reorganized CFGI Common Stock (0.01255% X the implied value of Reorganized CFGI Common Stock available to General Unsecured Claims of $1.83 billion).

10.
The Effective Date Distribution in 9 above shows that each Claimholder of an Allowed General Unsecured Claim will receive a Distribution comprised of (i) 22.6131% of cash; (ii) 31.4070% of Reorganized CFGI Debt Securities; and (iii) 45.9799% of Reorganized CFGI Common Stock.

3 The denominator includes the value distributable to Junior Unsecured Subordinated Debenture Claims and Junior Unsecured Subordinated Debenture Guaranty Claims, the recovery of which will be re-allocated to the holders of the Unsecured Loans, Unsecured Notes, and certain other General Unsecured Claims pursuant to a subordination agreement.

3

EXHIBIT 4.11

Potential preference actions against:

Goldman Sachs Credit Partners L.P., Goldman Sachs Canada Credit Partners Co., Goldman Sachs Mortgage Company, Goldman Sachs Lending Partners LLC and any of their affiliates (solely under Bankruptcy Code section 547);1

Potential preference and/or fraudulent conveyance actions against:

(1) William F. Aldinger III; and
(2) Stephen Lin.

1 The potential preference actions against the Goldman Lenders and any of their affiliates shall be subject in all respects to the Bankruptcy Court’s order dated May 24, 2011, which provides in part that:  (i) “as it relates to the Goldman Lenders and any of their affiliates, the Standing Motion hereby is and shall be deemed withdrawn by the Committee, with prejudice, to the Committee[,]” (ii) “the right of the Goldman Lenders and any of their affiliates to assert that none of the Committee, the Debtors, the reorganized Debtors, nor any other party or any party purporting to succeed or actually succeeding to the rights of the Committee or the Debtors shall have standing to prosecute the Preference Claim[s], e.g., solely by example, to argue that the Debtors or Reorganized Debtors are the alter ego of or de facto successor to the Committee, is expressly reserved[,]” and (iii) “the Court retains jurisdiction … (2) to hear and to determine any and all motions, adversary proceedings, applications, causes of action or other contested or litigated matters concerning or relating to the Preference Claims (to the extent ever brought)[.]”

	Case Name:	Case #:	Court:

1.	Karen Gottula vs. Capmark Finance Inc.	Charge #E20110091	Dept. of Regulatory Agencies – Division of Civil Rights (CO)

2.	Mary F. Davenport v Capmark Investments LP	34-2009	Court of Common Pleas, Pike County (PA)

3.	Owen J. Maguire v. Capmark Finance Inc.	2:09-cv-00692-TJS	US District Court, Eastern District (PA)

4.	Capmark Finance Inc. v. New Haven Two, LLC; New Haven Three, LLC; New Haven Four, LLC and Michael Belfonti	NNH CV 09-5026647S	Superior Court J.D. (CT)

6.	Prairie Enterprises, Ltd. vs. Capmark Financial Group, Inc., Capmark Capital Inc and Paramount Properties	09CV1629JRS	Licking County Court of Common Pleas (OH)

7.	Saunders and Boswell vs. MERS Bank of America et al	2010CV191104	Superior Court of Fulton County (GA)

8.	Gwen Frison v. Capmark Financial Group Inc. & Federal Insurance Co.		Colorado Worker Compensation Board

9.
Chord Associates LLC, Jopal Enterprises LLC & Barbara M. Saepia v. Protech 2003-D, LLC, AMTAX Holdings 520, LLC, Protech Holdings 128, LLC, Capmark Affordable Equity Holdings Inc., Capmark Finance Inc. & Capmark Capital Inc.
		CV-07 5138	United States District Court, Eastern District (NY)

10.	Capmark Finance Inc., formerly known as GMAC Commercial Mortgage Corporation v. Ari Parnes	CV-2009-902222	Jefferson County Circuit Court (AL)

11.	Commonwealth Architects, P.C. vs. John Marshall Residence, LLC; John Camper; John Marshall Building, LLC; Dominion Realty Partners, LLC & Capmark Finance Inc.	760CL09001036-00	City of Richmond Circuit Court (VA)

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	Case Name:	Case #:	Court:

12.	Kerry McAdam vs. Capmark Finance, Inc. and Chad Hagwood	CV-2009-902441.00	Circuit Court of Jefferson County (AL)

13.	Schuetz Road Real Estate Inc.; Moline Real Estate Inc.; Peoria Real Estate Inc.; Northbrook Real Estate L.L.C.; & Wood River Real Estate Holding Company vs. Capmark Finance Inc.	09SL-CC01959	St. Louis County Circuit Court (MO)

14.	United States of America v. Capmark Finance Inc.	CV-09-04104	United States District Court for the Central District of CA, Western Division

15.	Vista View Apartments, Ltd. vs. Capmark Finance Inc.	09-46028CA40	Miami-Dade County Circuit Court (FL)

16.	A-Val Architectural Metal Corp. vs. Trump Tower Commercial LLC incl., GMAC Commercial Mortgage Corporation and LaSalle National Bank	108466/09	New York County Supreme Court (NY)

17.	Eichberg Construction, Inc. vs. Gallery Tower, LLC; Capmark Finance, Inc.; Kelly M. Wrenn, Esq.; Schnabel Foundation Company; and Aceco L.L.C.	2009 CA 001687 R(RP)	Superior Court (DC)

18.
Bank of America, N.A. as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP5, acting by and through its Master Servicer, Capmark Finance Inc. v. NET1 Las Colinas LP dba NET1 Las Colinas of Texas, LP & NET1 Las Colinas LP
		DC-09-08086	Dallas County District Court (TX)

19.	City of Plantation v. Plantation Office Park, Inc.; Capmark Finance Inc. fka GMACCM, et al.	07007987	Circuit Court of the 17th Judicial Circuit in & for Broward County (FL)

20.	Dennis L. Smith vs. Onondaga County incl GMAC Commercial Mortgage Corporation	Not shown	Onondaga County Supreme Court (NY)

21.
Dusseldorfer Hypothekenbank AG & Deutch Hypothekenbank AG v. Park Lane, I, LLC & Ari Parnes and Park Lane, I, LLC; PL I-1, LLC; PLI-2, LLC & Ari Parnes v. Dusseldorfer Hypothekenbank AG; Deutch Hypothekenbank AG & Capmark Finance Inc.
		CV-2009-2877	Circuit court of Jefferson County (AL)

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22.	Executive Campus, LLC vs. Capmark Finance Inc.	09/105041	New York County Supreme Court (NY)

23.	Greenway Plaza Shopping, LLC v. Capmark Finance Inc.	09-CA-6182-11-K	18th Circuit Court of Seminole County (FL)

24.	La Villita Motor Inns vs. Orix Capital Markets, LLC incl Capmark Finance Inc.	2009CI07339	Bexar County District Court (TX)

25.	Les Constructions Beauce Atlas, Inc. vs. Marson Contracting Co., Inc. incl. Capmark Finance Inc.	603513/08	New York Supreme Court (NY)

26.	Patriot East Greenwich Associates, L.P.; Alan S. Werther; Erik E. Kolar and Michael Kolar v. Capmark Finance Inc.	KC09-0377	Kent County Superior Court (RI)

27.	S&S Builders, Inc vs. Kings Lane Limited Dividend Housing Association Limited Partnership, incl Capmark Finance Inc.	09-92274-CH	Genesee Circuit Court (MI)

28.	Shaquavis Sales vs. Capmark Finance Inc. dba Highland Villas	2009EV008746E	State Court of Fulton County (GA)

29.	TFT Galveston Portfolio, LTD v. Capmark Finance, Inc.; J.E. Robert Company, Inc. & Craig Cauthen	09CV0015	10th Judicial District Court of Galveston County (TX)

30.	Thomas Cosentino vs. Cinmel Foods Inc. incl Capmark Finance Inc.	19726/09	Kings County Supreme Court (NY)

31.	3955 E. Charleston Blvd., LLC vs. Capmark Finance Inc.	09-10027 (KG)	U.S. Bankruptcy Court (NC)

32.	Acqua Capital LLC vs. Tarrytown Waterfront LLC	3233/11	Westchester County Supreme Court (NY)

33.	Banco Popular North America vs. Cedars Investments, LLC	49D03-0912-MF-057366	Marion County Superior Court (IN)

34.	Capmark Finance Inc. vs. O'Neill, et al	10-28602	Montgomery County Court of Common Pleas (PA)

35.	City of Hobbs vs. Loren Stanley Hastings incl. Newman Financial Services	CV-2009-781	Lea County District Court (NM)

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36.	City of McKinney vs. Rodriquez Family Trust	401-04600-2010	Collin County District Court (TX)

37.	Cleland Site Prep, Inc. vs. HH Hunt of North Carolina, Inc.	TMS # 067 00 01 015	Beaufort County Court of Common Pleas (SC)

38.	F.P.C. Systems vs. Joseph Lopez	2011-01900	Harris County District Court (TX)

39.	Gretchen Walraven vs. Capmark Finance, Inc d/b/a Robin Oaks Apartments	10-7094-NIB	Midland County Circuit Court (MI)

40.	In Re: Gallery Tower, LLC	09-01014	U.S. Bankruptcy Court (DC)

41.	Janice Willis vs. East Lake Management Group, Inc.	20101300097	Cook County Circuit Court (IL)

42.
Leonard M. Crites, an individual; Dana M. Ramirez, an individual; Foremost Real Estate I, LLC., a California corporation; Foremost Real Estate II, LLC., a California corporation vs. Capmark Finance Inc., a California corporation and DOES 1-25, inclusive
		CIVVS 1004643	Superior Court of California - County of San Bernardino (CA)

43.	NYCTL 2009-A Trust vs. Parking Company of America Airports, LLC	5242/10	Queens County Supreme Court (NY)

44.	Texas Bay Oaks Limited Partnership, et al. v. GMACCM	02-9640	US District Court, Dallas County (TX)

45.	Peninsula Bank vs. Ali M. Jaferi	50-2007-CA-003818 XXXX MB	Palm Beach County Circuit Court (FL)

46.	Wachovia Bank, National Association, f/k/a First Union National Bank vs. Ali M. Jaferi	502008CA014304XXXXMB	Palm Beach County Circuit Court (FL)

47.
Capmark Finance Inc., as Servicer for Capmark EMAC One Stop, LLC and Capmark FMAC Universal, LLC. v. One Stop Food Stores, Inc.; Universal Metro Holdings, Inc.; One Stop III, LP; Skirmish, LLC; Metro Petroleum, Inc.; BTCMC, LTD.; Convenience Store Management, Inc.; Elam Road, L.P.; AZLE, L.P.; Montego Corporation; Carnival, Inc.; & Tony Arterburn, Sr.
		380-00398-2009	District Court of Collin County (TX)

48.	Southtrust Mortgage Corporation vs. Denise S. Deluca	2008 CA001534	Circuit Court of 7th Judicial Circuit, Flagler County (FL)

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49.	Timothy Daniel vs. WGH LLC	2007 CA 002342	Escambia County Circuit Court (FL)

50.
Bank of America, N.A., successor by merger to LaSalle Bank National Association, as Trustee for the Registered Holders of Structured Asset Securities Corporation LB Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 1998-C1 acting by and through its Special Servicer Capmark Finance Inc. v. Bannister Partners, LLC and 3 Trails Acquisition, II, LLC
		0816-CV34771	Jackson County, Missouri Circuit Court

51.
Tulsa Apartments Portfolio, L.L.C v. Capmark; Amresco; Amresco Capital Corporation; Amresco Capital Trust; Amresco Services Inc.; Amresco Commercial Mortgage Funding I Corp.; Capmark Services, L.P. (successor to Amresco Services); LaSalle Bank National Association, as Trustee for Amresco Commercial Mortgage Funding I Corporation Pass-Through Certificates Series 1997-C1; Capmark Finance, Inc. (successor to GMAC Commercial Mortgage Corporation); Bank of America Corporation (as successor to LaSalle Bank National Association) and Lend Lease Mortgage Services, L.P.
		DC-09-06294-J	Dallas County District Court (TX)

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Threatened litigation

1.	Any potential claims by Basrock Western Terrace Colorado, LLC

2.	Claims by various third parties in connection with Capmark Finance Inc.’s activities as servicer, including, without limitation:

	a.	Orix Capital Markets

	b.	Capital Trust

	c.	Dunham Group

	d.	UBS

3.	Claims by Capmark Finance Inc. for reimbursement and/or indemnification under its various agreements, including, without limitation, the servicing agreements assigned to Berkadia.

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SCHEDULES TO THE PLAN SUPPLEMENT

Schedule 1.2.48	Crystal Ball Settlement Agreement

Schedule 1.2.115	Form of Reorganized Debtors’ Bylaws

Schedule 1.2.116	Form of Reorganized Debtors’ Certificate of Incorporation

Schedule 1.2.117	Form of Reorganized Debtors’ Partnership Agreement

Schedule 1.2.118	Form of Reorganized Debtors’ LLC Agreement

Schedule 7.1	List of Rejected Contracts